UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.)

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BMC Software, Inc.
(Name of Registrant as Specified In Its Charter)
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BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042
(713) 918-8800

June 17, 2011

Dear stockholder:

        BMC Software's Annual Meeting of stockholders will be held on Thursday, July 21, 2011 at 9:00 a.m., local time, in the Pheasant Ridge room at The Hilton DFW Lakes, Grapevine, Texas. We look forward to your attendance either in person or by proxy. If you received your Annual Meeting materials by mail, the annual report, notice of Annual Meeting, proxy statement and proxy card from our Board of Directors are enclosed. If you received your Annual Meeting materials via email, the email contains voting instructions and links to the annual report and proxy statement on the Internet at http://materials.proxyvote.com/055921. We encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up for electronic delivery of BMC Software stockholder communications. For more information, see "Electronic Delivery of BMC Software Stockholder Communications" in the attached proxy statement.

        At this year's Annual Meeting, you are being asked to:

  1.
  Elect the ten members listed in the attached proxy statement to our Board of Directors,

  2.
  Approve the Amended and Restated BMC Software, Inc. 2007 Incentive Plan, as described in the attached proxy statement,

  3.
  Ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012,

  4.
  Provide an advisory vote on executive compensation, as described in the attached proxy statement, and

  5.
  Provide an advisory vote on the frequency of future advisory votes on executive compensation.

        Our Board of Directors recommends that you vote FOR each of proposals 1 through 4 and for "ONE YEAR" on proposal 5. Please refer to the attached proxy statement for detailed information on each of these proposals.

        Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we hope you will vote as soon as possible. All stockholders are able to vote via the Internet or by telephone. Additionally, if you received a ballot in the mail you may vote by mail by following the instructions on the proxy card or voting instruction card. Choosing one of these voting options ensures your representation at the Annual Meeting regardless of whether you attend in person.

        Thank you for your ongoing support of, and continued interest in, BMC Software, Inc.

Very truly yours,

ROBERT E. BEAUCHAMP Chairman of the Board, President and Chief Executive Officer

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 21, 2011

To the stockholders of
BMC Software, Inc.:

        The Annual Meeting of stockholders of BMC Software, Inc., a Delaware corporation, will be held in the Pheasant Ridge room at The Hilton DFW Lakes, 1800 Highway 26 East, Grapevine, Texas 76051 on July 21, 2011 at 9:00 a.m., local time.

        We are holding the Annual Meeting for the following purposes:

          1.     To elect the ten directors listed in the attached proxy statement to our Board of Directors, each to serve until the next annual stockholders' meeting and until his or her respective successor has been duly elected and qualified;

          2.     To approve the Amended and Restated BMC Software, Inc. 2007 Incentive Plan, as described in the attached proxy statement;

          3.     To ratify the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2012;

          4.     To provide an advisory vote on executive compensation, as described in the attached proxy statement;

          5.     To provide an advisory vote on the frequency of future advisory votes on executive compensation; and

          6.     To transact any and all other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The above matters are fully described in the attached proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

        Only stockholders of record at the close of business on May 25, 2011 will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 2101 CityWest Boulevard, Houston, Texas 77042 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call our Investor Relations department at (713) 918-4525 to schedule an appointment.

        Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For further details, see the section entitled "Voting" in the attached proxy statement and your proxy card or the email you received for electronic delivery of this proxy statement. If you have Internet access, we encourage you to record your vote on the Internet as it is convenient for you and it saves us significant postage and processing costs.

By Order of the Board of Directors,

CHRISTOPHER C. CHAFFIN Vice President, Deputy General Counsel and Assistant Secretary

June 17, 2011

This proxy statement and the Annual Report to stockholders will be made available on the Internet at http://materials.proxyvote.com/055921 on or about June 17, 2011.

Electronic Delivery of BMC Software Stockholder Communications

        If you received your Annual Meeting materials by mail, we encourage you to conserve natural resources, as well as significantly reduce our printing and mailing costs, by signing up to receive your BMC Software stockholder communications via email. With electronic delivery, you will be notified via email as soon as the annual report and the proxy statement are available on the Internet, and you can easily submit your stockholder votes online. Electronic delivery can also help reduce the number of bulky documents in your personal files and eliminate duplicate mailings. If you would like to view future proxy statements and annual reports over the Internet instead of receiving paper copies, you can elect to do so by voting at www.proxyvote.com and providing your email address through such website after you vote. Your election to view these documents over the Internet will remain in effect until you elect otherwise. Please be aware that if you choose to access these materials over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. If you choose to view future proxy statements and annual reports over the Internet, next year you will receive an email with instructions on how to view those materials and vote.

        Your electronic delivery enrollment will be effective until you cancel it. If you have questions about electronic delivery, please call our Investor Relations department at (713) 918-4525.

Stockholders Sharing the Same Last Name and Address

        In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as "householding," is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

        If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please call 1-800-542-1061, send a request via email to sendmaterial@proxyvote.com or write to Householding Department, 51 Mercedes Way, Edgewood, NY 11717, including your name, the name of your broker or other holder of record and your account number(s). If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation and each stockholder at your address will receive individual copies of our disclosure documents. You may also contact us if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

Attending the Annual Meeting

        The Annual Meeting will be held at 9:00 a.m., local time, on Thursday, July 21, 2011, in the Pheasant Ridge room at The Hilton DFW Lakes, 1800 Highway 26 East, Grapevine, Texas 76051. When you arrive, signs will direct you to the Pheasant Ridge room. Please note that the doors to the meeting room will not be open until 8:30 a.m. You should be prepared to present valid government-issued photo identification, such as a driver's license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to May 25, 2011, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership. If you do not provide valid government-issued photo identification and comply with the other procedures outlined above, you will not be admitted to the Annual Meeting. You do not need to attend the Annual Meeting to vote. Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

 Voting

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person. There are three ways to vote by proxy:

  •
  By Internet—Stockholders who have received the proxy materials by email may submit proxies over the Internet by following the instructions included in the email. Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by going to www.proxyvote.com and following the instructions on the proxy card or voting instruction card.

  •
  By Telephone—Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record who received the proxy materials by email must have the control number included in the email available when voting. Stockholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Most stockholders who are beneficial owners of their shares living in the United States or Canada and who have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their broker, trustee or nominee. Those stockholders should check the voting instruction card for telephone voting availability.

  •
  By Mail—Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you have Internet access, we encourage you to record your vote on the Internet as it is convenient and it saves us significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

BMC SOFTWARE, INC.
2101 CityWest Boulevard
Houston, Texas 77042-2827

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held July 21, 2011

        This proxy statement is furnished to the stockholders of BMC Software, Inc. ("BMC Software") in connection with the solicitation of proxies by the Board of Directors (the "Board"). The proxies are to be voted at the 2011 Annual Meeting of stockholders of BMC Software (the "Annual Meeting") to be held in the Pheasant Ridge room at The Hilton DFW Lakes, 1800 Highway 26 East, Grapevine, Texas 76051, at 9:00 a.m., local time, on July 21, 2011, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by us will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about June 17, 2011. In this proxy statement, we sometimes refer to BMC Software as the "Company," "BMC," "we" or "us."

        As of May 25, 2011, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote 175,929,067 shares of the common stock, $.01 par value, of BMC Software (the "Common Stock"). Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of Common Stock are present in person or represented by proxies.

        Our annual report to stockholders containing financial statements for the fiscal year ended March 31, 2011 accompanies this proxy statement. Stockholders are referred to the annual report for financial and other information about our business activities. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part hereof.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

1.     How can I attend the Annual Meeting?

        You will be admitted to the Annual Meeting if you were a BMC Software stockholder as of the close of business on May 25, 2011, or you have authority to vote under a valid proxy for the Annual Meeting. You should be prepared to present valid government-issued photo identification, such as a driver's license or passport, for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record prior to admittance to the Annual Meeting. If you are a beneficial owner, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to May 25, 2011, a copy of the voting instruction form provided by your broker, trustee, or nominee, or other similar evidence of ownership.

2.     What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Robert E. Beauchamp, Chairman of the Board, President and Chief Executive Officer, and Christopher C. Chaffin, Vice President, Deputy General Counsel and Assistant Secretary, have been designated as proxies for the Annual Meeting.

3.     What is a proxy statement?

        It is a document that the regulations of the Securities and Exchange Commission (the "SEC") require us to give you when we ask you to sign a proxy card designating Robert E. Beauchamp and Christopher C. Chaffin each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures including information about our Board and executive officers.

4.     What proposals will be presented at the Annual Meeting and what are the voting recommendations of the Board?

        The proposals that will be presented at the Annual Meeting and our Board's voting recommendations are set forth in the table below:

Proposal	Board's Voting Recommendation
1. Election of the ten directors listed in this proxy statement to our Board of Directors, each to serve until the next Annual Meeting of stockholders and until his or her successor has been duly elected and qualified	For all nominees
2. Approval of the Amended and Restated BMC Software, Inc. 2007 Incentive Plan	For
3. Ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm	For
4. Advisory vote on executive compensation	For
5. Advisory vote on the frequency of future advisory votes on executive compensation	One Year

5.     What is the difference between a stockholder of record and a stockholder who holds stock in street name?

        (a)   If your shares are registered in your name, you are a stockholder of record with respect to those shares.

        (b)   If your shares are registered in the name of your broker or bank, your shares are held in street name and you are considered the "beneficial owner" of the shares. As the beneficial owner of those shares, you have the right to direct your broker or bank how to vote your shares, and you will receive separate instructions from your broker or bank describing how to vote your shares.

6.     What different methods can you use to vote?

        (a)   Internet: All stockholders of record as of May 25, 2011 can have their shares voted by proxy via the Internet, using the procedures and instructions described in the proxy materials. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time on July 20, 2011.

        (b)   Telephone: All stockholders of record as of May 25, 2011 can also have their shares voted by proxy via touchtone telephone from the U.S. and Canada, using the toll free telephone number on the proxy card. Votes submitted electronically via the Internet or by telephone must be received by 11:59 p.m. Eastern Time on July 20, 2011.

        The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders' identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

        (c)   Written: Stockholders of record as of May 25, 2011 who have received a paper copy of a proxy card or voting instruction card by mail can also vote by written proxy card. Votes submitted via written proxy must be received by 5:00 p.m. Eastern Time on July 20, 2011.

        (d)   In Person: All stockholders of record as of May 25, 2011 may vote in person at the Annual Meeting.

        If your shares are held in the name of a broker or bank, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the broker's or bank's voting process. Please check with your broker or bank and follow the voting procedures your broker or bank provides to vote your shares. Also, please note that if the holder of record of your shares is a broker or bank and you wish to vote in person at the Annual Meeting, you must request a legal proxy from your broker or bank that holds your shares and present that proxy and proof of identification at the Annual Meeting.

7.     What is the record date and what does it mean?

        The record date for the Annual Meeting is May 25, 2011. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

    (a)
    receive notice of the Annual Meeting, and

    (b)
    vote at the Annual Meeting and any adjournments or postponements of the meeting.

8.     How can you revoke a proxy?

        A stockholder of record may revoke a proxy prior to the completion of voting at the Annual Meeting by giving written notice to our Secretary, delivering a later-dated proxy (via the Internet, by telephone or by written proxy card), or voting in person at the Annual Meeting.

9.     How many shares must be present or represented to conduct business at the Annual Meeting?

        In order to carry on the business of the Annual Meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by BMC Software itself, are not voted and do not count for this purpose. As of the record date, there were outstanding and entitled to vote 175,929,067 shares of Common Stock.

10.
What are your voting choices when voting for director nominees and what vote is needed to elect directors?

        In the vote on the election of ten director nominees to serve until the 2012 Annual Meeting, stockholders may:

    (a)
    vote for one or more nominees,

    (b)
    vote against one or more nominees, or

    (c)
    abstain from voting on one or more nominees.

        A nominee will be elected if he or she receives a majority of the votes cast (the number of shares voted "for" a director nominee must exceed the number of votes cast "against" that nominee) at the Annual Meeting. Abstentions are not votes cast and will have no effect on the outcome.

  The Board recommends a vote "FOR" each of the nominees.

11.   What are your voting choices when voting on the Amended and Restated BMC Software, Inc. 2007 Incentive Plan and what vote is needed to approve it?

        In the vote on the Amended and Restated BMC Software, Inc. 2007 Incentive Plan, stockholders may:

    (a)
    vote for the amended and restated plan,

    (b)
    vote against the amended and restated plan, or

    (c)
    abstain from voting on the amended and restated plan.

        The proposal to amend and restate our 2007 Incentive Plan requires the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal.

        The Board recommends a vote "FOR" the Amended and Restated BMC Software, Inc. 2007 Incentive Plan.

12.   What are your voting choices when voting on ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012 and what vote is needed to ratify their appointment?

        In the vote on the ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012, stockholders may:

    (a)
    vote for ratification,

    (b)
    vote against ratification, or

    (c)
    abstain from voting on ratification.

        The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012 requires the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal.

        The Board recommends a vote "FOR" ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012.

13.   What are your voting choices for the advisory vote on executive compensation and what vote is needed to approve the proposal?

  In the advisory vote on executive compensation, stockholders may:

    (a)
    vote for approval,

    (b)
    vote against approval, or

    (c)
    abstain from voting on approval.

        The proposal to approve the advisory vote on executive compensation is not binding on the Company and will be considered to have been approved if it receives the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal at the Annual Meeting. Abstentions will have the same effect as a vote against this proposal.

  The Board recommends a vote "FOR" approval of the advisory vote on executive compensation.

14.   What are your voting choices for the advisory vote on the frequency of future advisory votes on executive compensation?

        In the advisory vote on the frequency of future advisory votes on executive compensation, stockholders may:

    (a)
    vote for holding future advisory votes every one year,

    (b)
    vote for holding future advisory votes every two years,

    (c)
    vote for holding future advisory votes every three years, or

    (d)
    abstain from voting on this proposal.

        The advisory vote regarding the frequency of future advisory votes on executive compensation is not binding on the Company and the choice that receives a plurality of the votes will be considered the recommendation of stockholders. This means that the option of one year, two years or three years that receives the highest number of votes cast will be the option that has been recommended by stockholders. Abstentions will have no effect on the outcome of this proposal.

        The Board recommends a vote for holding future advisory votes on executive compensation every "ONE YEAR."

15.   What if a stockholder does not specify a choice for a matter when returning a proxy?

        If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

        If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

        If you are a beneficial owner and the organization holding your account does not receive instructions from you as to how to vote those shares, under the rules of various national and regional securities exchanges, that organization may exercise discretionary authority to vote on routine proposals but may not vote on non-routine proposals. As a beneficial owner, you will not be deemed to have voted on such non-routine proposals. The shares that cannot be voted by brokers on non-routine matters are called broker non-votes. Broker non-votes will be deemed present at the Annual Meeting for purposes of determining whether a quorum exists for the Annual Meeting. Broker non-votes will make a quorum more readily obtainable but will not otherwise affect the outcome of the vote of any proposal.

16.   Which ballot measures are considered "routine" or "non-routine?"

        The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012 (Proposal Three) is considered "routine" under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal Three.

        The election of directors (Proposal One), the proposal to amend and restate our 2007 Incentive Plan (Proposal Two), the advisory vote on executive compensation (Proposal Four) and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal Five) are considered "non-routine" under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on these proposals.

        If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations department at (713) 918-4525.

PROPOSAL ONE: ELECTION OF DIRECTORS

        The size of our Board is currently set at ten directors. The current Board members are the Board's nominees for the upcoming election of directors. Each director is elected annually to serve until the next Annual Meeting and until his or her successor is elected and qualified. Each of the nominees listed below was elected by the stockholders at the last Annual Meeting. No proxy may be voted for more persons than the number of nominees listed below. Shares represented by all duly executed proxies received by us and not marked will be voted "FOR" the election of each of the nominees named below. Stockholders may not cumulate their votes in the election of directors. If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement if the Board names one.

        A nominee will be elected if he or she receives the affirmative vote of a majority of the votes cast at the Annual Meeting. In 2010, our Board amended our Corporate Governance Guidelines to include a director resignation policy. Under our director resignation policy, if a director fails to receive a majority of votes cast for election in an uncontested election, that director must, promptly following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Corporate Governance & Nominating Committee (the "Governance Committee") for consideration by the Board. The Governance Committee (excluding, if applicable, the director who tendered the resignation) will consider the tendered resignation and make a recommendation to the Board. The Board (excluding the director who tendered the resignation) will evaluate whether to accept or reject the resignation or take any other action in light of the best interests of the Company and its stockholders. In making this determination, the Board (and, in making its recommendation to the Board, the Governance Committee) may consider any factors it deems relevant, including the director's qualifications, the director's past and expected future contributions to BMC Software, the overall composition of the Board and whether accepting the resignation would cause BMC Software to fail to meet any applicable rule or regulation. The resignation policy provides that the Board will accept or reject the resignation within 90 days of the date of the stockholders' meeting at which the election occurred and that we will promptly and publicly disclose the Board's decision and, if applicable, the Board's reason or reasons for rejecting the tendered resignation.

Recommendation of the Board

The Board recommends a vote "FOR" the election to the Board of each of the following nominees:

Name	Age	Position and Office Held	Director Since
Robert E. Beauchamp	51	Director—Chairman of the Board, President and Chief Executive Officer	2001
Jon E. Barfield	59	Director—Independent, Lead Director	2001
Gary L. Bloom	50	Director—Independent	2007
Meldon K. Gafner	63	Director—Independent	1987
Mark J. Hawkins	52	Director—Independent	2010
Stephan A. James	64	Director—Independent	2010
P. Thomas Jenkins	51	Director—Independent	2004
Louis J. Lavigne, Jr.	63	Director—Independent	2008
Kathleen A. O'Neil	59	Director—Independent	2002
Tom C. Tinsley	58	Director—Independent	1997

 Director Information and Qualifications

        Listed below are the biographies of each director nominee. The biographies include information regarding each individual's service as a director of the Company, business experience and principal occupations for at least the past five years, director positions at public companies held currently or at any time during the past five years, and the experiences, qualifications, attributes or skills that led the Governance Committee to recommend, and the Board to determine, that the person should serve as a director for the Company.

        Robert E. Beauchamp.    Mr. Beauchamp has served as Chairman of the Board since October 2008 and has served as our President and Chief Executive Officer and a member of the Board since January 2001. He brings to these positions a thorough understanding of our business with experience in key areas, including business strategy, research and development, marketing and sales. Mr. Beauchamp joined us in May 1988, dedicating six years to the sales organization and progressing from senior account representative to sales manager. While in sales he gained a solid understanding of the business issues our customers face on a daily basis. He joined our marketing organization in 1994, becoming Vice President, Strategic Marketing & Development in 1996, and subsequently assumed responsibility for our mergers and acquisitions efforts. Prior to his selection as President and Chief Executive Officer, he further developed his knowledge of our Company and the software business as Senior Vice President of Product Management and Development. Mr. Beauchamp currently serves on the board of National Oilwell Varco, Inc., a public company, and is active in the Houston business community, serving on several civic and not-for-profit boards.

        As the Company's Chief Executive Officer for the past 10 years and an employee of the Company with increasing levels of responsibility for over 20 years, Mr. Beauchamp brings to the Board extensive knowledge of the software industry and an in-depth understanding of all aspects of the Company, including its customers, operations, competitive landscape and key business drivers.

        Jon E. Barfield.    Mr. Barfield has served as our Lead Director since January 2010 and has been a director since 2001. Mr. Barfield has served as the President since 1981 and as Chairman and President since 1995 of the Bartech Group, Inc., a privately held provider of outsourced talent acquisition programs that are effective in managing the procurement and administration of non-employee staff and professional services for regional, national and global corporations. He practiced corporate and securities law at Sidley Austin from 1977 to 1981. Mr. Barfield is a director of CMS Energy Corporation and Motorola Mobility Holdings, Inc., both public companies. Within the past five years, Mr. Barfield also served as a director of the following public companies: Dow Jones & Company, Granite Broadcasting Corp., National City Corporation, and Tecumseh Products Company.

        As the Chief Executive Officer of The Bartech Group, Inc., Mr. Barfield brings to the Board a wealth of business management and operational experience. The Board also values and benefits from his significant experience on other public company boards of directors and board committees, including in the areas of legal risk oversight and risk management, financial reporting, human resources, corporate governance, and mergers and acquisitions.

        Gary L. Bloom.    Mr. Bloom has been a director since 2007. Mr. Bloom has served since March 2010 as Chief Executive Officer of eMeter, Inc., a privately held software company. From December 2009 to March 2010, Mr. Bloom was a business consultant, and from December 2006 to December 2009, Mr. Bloom was a consultant of Texas Pacific Group, a global private investment firm. Mr. Bloom served as Vice Chairman and President of Symantec Corporation from July 2005 to March 2006. Mr. Bloom joined Symantec through its merger with VERITAS Software Corporation, where he served as President and Chief Executive Officer from November 2000 to January 2002, and Chairman, President and Chief Executive Officer from January 2002 to July 2005. Mr. Bloom joined VERITAS after a 14-year career with Oracle Corporation, rising to the rank of Executive Vice President. Mr. Bloom also serves on the board of Taleo Corporation, a public company.

        Through his more than 20 years of software company experience, including as a former Chief Executive Officer of a publicly traded software company, and service on other public software company boards, Mr. Bloom brings to the Board extensive knowledge of the software industry and specific insights into the operational and strategic issues facing the Company.

        Meldon K. Gafner.    Mr. Gafner has been a director since 1987. Mr. Gafner has served since 1998 as the Chief Executive Officer of the Farsight Group, a privately held company that specializes in advanced communications equipment and consulting. He was President, Chief Executive Officer and Chairman of the Board of Comstream Corporation, a privately held manufacturer of high-speed satellite earth stations for data distribution, from July 1988 to July 1997.

        As a result of his professional experiences, Mr. Gafner possesses knowledge and experience in management of companies focusing on technology-driven innovation. Mr. Gafner has also served for more than 20 years on the Board affording institutional continuity and industry knowledge accumulated through various industry and economic cycles and through the Company's growth during that period.

        Mark J. Hawkins.    Mr. Hawkins has been a director since May 2010. Mr. Hawkins has served as Executive Vice President and Chief Financial Officer of Autodesk, Inc. since April 2009. Prior to joining Autodesk, Mr. Hawkins served as Chief Financial Officer and Senior Vice President of Finance and Information Technology at Logitech International S.A. from April 2006 to April 2009. He was employed by Dell Inc. in various finance roles from 2000 to 2006, most recently serving as Vice President of Finance for worldwide procurement and logistics. Prior to joining Dell, Mr. Hawkins was employed by Hewlett-Packard Company for 18 years in finance and business-management roles.

        As a chief financial officer of a publicly traded software company, Mr. Hawkins brings to the Board global financial management expertise in the technology industry, including experience in the areas of accounting, capital markets and information technology management.

        Stephan A. James.    Mr. James has been a director since May 2010. Mr. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture from August 2004 to 2006. Mr. James serves as a director of the following public companies: Fidelity National Information Services, Inc. and Navigant Consulting, Inc. Within the past five years, Mr. James also served as a director of the following public companies: CDW Corporation and Metavante Technologies, Inc.

        Mr. James brings to the Board valuable and extensive business and strategic experience in the management and operations of a large, complex international technology-based professional services and outsourcing organization. In addition, Mr. James possesses significant public company board experience.

        P. Thomas Jenkins.    Mr. Jenkins has been a director since 2004. Mr. Jenkins currently serves as Executive Chairman of the Board and Chief Strategy Officer of Open Text Corporation, a publicly traded software company and a leader in providing enterprise content management. Mr. Jenkins was appointed Chief Strategy Officer of Open Text in August 2005. He served as Chief Executive Officer of Open Text from July 1997 to July 2005. From December 1994 to July 1997, Mr. Jenkins held progressive executive positions with Open Text.

        Mr. Jenkins brings to the Board a wealth of executive knowledge and extensive business strategy, operational and management experience in the software industry.

        Louis J. Lavigne, Jr.    Mr. Lavigne has been a director since 2008. Mr. Lavigne is currently a management consultant specializing in the areas of corporate finance, accounting and strategy. Mr. Lavigne retired in March 2005 as Executive Vice President and Chief Financial Officer of Genentech, Inc. He served as Genentech's Chief Financial Officer from 1988 to 2005. Mr. Lavigne became the Controller in May 1983 and an officer of Genentech in February 1984. Mr. Lavigne serves as a director and as Chairperson of the board of Accuray Incorporated and as a director of Allergan, Inc., both public companies. Mr. Lavigne previously served on our Board from October 2004 to February 2007. Within the past five years, Mr. Lavigne also served as a director of the following public companies: Arena Pharmaceuticals, Inc., Equinix, Inc. and Kyphon, Inc. Mr. Lavigne also serves as a trustee of the California Institute of Technology (CalTech) and Babson College.

        As a former chief financial officer of a large, complex publicly traded company and a current and former member of numerous public company boards, Mr. Lavigne brings to the Board financial expertise and extensive experience in business operations, strategy, accounting and public company governance.

        Kathleen A. O'Neil.    Ms. O'Neil has been a director since 2002. She is the President and Chief Executive Officer of Liberty Street Advisors, LLC, a company that she founded in 2001. Liberty Street Advisors, LLC advises public and private companies on corporate governance, risk management, strategy development, infrastructure needs, leadership alignment and execution of change initiatives. Prior to her work at Liberty Street Advisors, Ms. O'Neil was employed at IBM as General Manager of the company's Global Financial Markets Infrastructure Group from January 2001 to September 2001. Prior to joining IBM, Ms. O'Neil served for 24 years at the Federal Reserve Bank of New York in a series of executive roles including Chief Operations Officer, Chief Financial Officer, Chief Administrative Officer and Chief Risk Officer. Ms. O'Neil is a member of the board of directors of Guidance Software, a public company. Ms. O'Neil also serves on the board of trustees of the Motley Fool Funds and is a member of the board of directors of MetLife Bank, N.A., a subsidiary of MetLife, Inc.

        As a result of Ms. O'Neil's professional experiences, she provides the Board with financial expertise, experience in risk management, executive managerial experience and extensive knowledge of corporate governance.

        Tom C. Tinsley.    Mr. Tinsley has been a director since 1997. He is an Advisory Director with General Atlantic Partners, a private equity investment firm. He previously served as a Partner of General Atlantic Partners from 2001 to December 2010 and as a Special Advisor to General Atlantic Partners from 1999 to 2001. Mr. Tinsley joined Baan Company N.V., in November 1995 as President and Chief Operating Officer and served in that position until June 1999. Prior to joining Baan, he was a Director at McKinsey & Company, Inc., where he was employed for eighteen years. Mr. Tinsley serves on the board of Net 1 UEPS Technologies, Inc., a public company. Mr. Tinsley also serves as a director of Critical Path, Inc., a privately held company which was publicly traded within the past five years.

        Mr. Tinsley brings to the Board managerial experience in the software industry and, by virtue of his 14 years of service on the Board, extensive knowledge of the Company. The Board also values and benefits from Mr. Tinsley's experience in evaluating, investing in and acquiring technology companies.

Independence of Directors

        As required by the NASDAQ Stock Market (the "NASDAQ") listing standards, a majority of the members of our Board must qualify as "independent," as affirmatively determined by our Board. Our Corporate Governance Guidelines impose additional independence criteria and state that membership on our Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NASDAQ. Based on a review of their professional and personal affiliations, the Board has determined that each of the directors, except for Mr. Beauchamp who is our President and Chief Executive Officer, are independent directors, as defined in the applicable rules for NASDAQ-listed companies and the additional standards set forth in our Corporate Governance Guidelines. In determining Mr. Jenkins' independence, the Board considered Mr. Jenkins' position as Chief Strategy Officer for Open Text Corporation, a company with which we have a business relationship. As a result of acquisitions of companies made by each of us and Open Text, we have both inherited a pre-existing business relationship which has resulted in BMC Software licensing software from Open Text for use in certain of our products and paying royalties to Open Text of approximately $1.5 million in fiscal 2011. This business relationship was established in the ordinary course of business on an arms-length basis without the involvement of Mr. Jenkins and is not material to either Open Text or us. Mr. Jenkins does not have a direct or indirect interest in such business relationship.

 Corporate Governance Principles and Board Matters

        Corporate governance is typically defined as the system that allocates duties and authority among a company's stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters. The Board is the Company's governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer, and management runs the Company's day-to-day operations. The nominees for election include nine independent directors, as defined by the rules of the NASDAQ, and our President and Chief Executive Officer. The Board's principal responsibility is to promote the best interests of our stockholders by providing guidance and oversight for the management of our business and affairs.

        The Board has adopted Corporate Governance Guidelines, and the Governance Committee is responsible for overseeing these Guidelines and making recommendations to the Board concerning corporate governance matters. The Guidelines can be viewed on our website at http://investors.bmc.com. Among other matters, the Guidelines include the following:

  •
  Membership on our Board will be predominantly non-employee directors who, at a minimum, meet the criteria for independence required by the NASDAQ.

  •
  The Board has adopted additional independence criteria set forth in the Guidelines.

  •
  Each regularly scheduled Board meeting will include an executive session of the independent directors; the Lead Director presides during such executive sessions.

  •
  The Board conducts an annual evaluation of itself, its committees and each individual director.

  •
  When the Chairman is not independent, the Board will appoint an independent director to serve as Lead Director. The Chairman and the Lead Director are reviewed annually as part of the Board's evaluation process and are subject to removal or rotation at the discretion of the Board.

  •
  The Board expects our directors and officers to exhibit the highest standards of ethical behavior and to set an ethical tone for the Company.

  •
  To effectively discharge their oversight duties, the Board has direct access to management.

  •
  All members of the Board stand for election on an annual basis.

        The Board's Corporate Governance Guidelines contain a guideline that generally, a director will not be nominated to stand for election at an Annual Meeting if he or she would be age 70 or older at the time of the election; provided, that such director has had the opportunity to serve at least five years as a director.

Board Leadership Structure and Lead Director

        Mr. Beauchamp serves as both our Chairman of the Board and our Chief Executive Officer. The Board has no policy mandating the combination or separation of the roles of Chairman and Chief Executive Officer and believes the matter of Board leadership structure should be discussed and considered from time to time. At this time, the Board believes that Mr. Beauchamp is the director best situated to serve as Chairman of the Board. He is the director most familiar with the Company's business and industry and most capable of effectively identifying strategic priorities and leading the Board's discussion of strategy and business operations. The Board believes that Mr. Beauchamp's service in the combined role of Chairman and Chief Executive Officer promotes unified leadership and direction for the Board and the executive management team and allows for greater focus on executing the Company's strategic initiatives and business plans.

        The Board is committed to ensuring strong independent oversight of management and leadership of the Board. Accordingly, our Corporate Governance Guidelines provide that when the Chairman is not independent, the Board will appoint an independent director to serve as Lead Director. Mr. Barfield has served as Lead Director since January 2010. The Board believes this role of Lead Director adequately addresses the need for leadership and organizational structure for the independent directors.

        The Corporate Governance Guidelines provide that the Chairman shall consult with the Lead Director, committee chairs and other directors when preparing the agendas for Board meetings. The Chairman and the Lead Director share the following duties and responsibilities:

  •
  monitoring the quality, quantity and timeliness of the flow of information between management and the Board; although management is responsible for the preparation of most materials for the Board, the Chairman or Lead Director may request specific or additional material;

  •
  interviewing, along with the members of the Governance Committee and other independent directors to the extent practical, all Board candidate finalists; and

  •
  consulting with the Governance Committee with respect to the membership of the various Board committees and the selection of the committee chairs.

The Lead Director has the following duties and responsibilities:

  •
  developing the agenda for, and moderating executive sessions of, the Board's independent directors;

  •
  acting as principal liaison between the independent directors and the Chairman and/or Chief Executive Officer on matters discussed in executive sessions;

  •
  the Lead Director may call meetings of the full Board or just the independent directors of the Board, in addition to the executive sessions held during regularly scheduled Board meetings;

  •
  presiding at any meeting of the Board or stockholders at which the Chairman is not present;

  •
  advising and consulting with the Chairman and the chair of each Board committee as to the appropriate information, agendas and schedules of Board and Board committee meetings (the Lead Director is encouraged to attend those Board committee meetings at which critical issues are to be decided);

  •
  approving, in consultation with other independent directors, the retention and compensation of consultants who report directly to the Board;

  •
  in conjunction with one of the Board committee chairs, reviewing with the Chief Executive Officer the Chief Executive Officer's performance evaluation, including a review of the Chief Executive Officer's performance as Chairman, conducted by the independent directors; and

  •
  with the assistance of the Governance Committee, reviewing each individual director's performance annually, and discussing the details of each director's review with him or her.

Board Oversight of Risk Management

        The Board of Directors, as a whole and through the various committees of the Board, oversees the Company's risk management processes, including operational, financial, legal and regulatory, strategic and reputational risks. Enterprise risk management is an integral part of the Company's risk management and strategic planning processes. The Audit Committee plays a leading role in assisting the Board in its oversight of risk management. In addition, the oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management's risk mitigation strategies.

        The Company has a Vice President with Company-wide enterprise risk management responsibility to assist management in the identification and assessment of risks and the development of risk management strategies. This Vice President reports to our Chief Financial Officer, and together they provide the Audit Committee and the full Board with periodic reports regarding major risks identified and the steps taken to monitor and control those risks.

        Board committees consider risks within their respective areas of oversight responsibility and the respective committee chairs advise the Board of any significant risks and management's response via periodic committee reports to the full Board. In particular, the Audit Committee focuses on financial risk, including internal controls, and legal and regulatory compliance risks. The Compensation Committee considers risks relating to the Company's compensation programs and policies, and the Mergers and Acquisitions Committee reviews risks relating to potential acquisitions, investments and divestitures.

Board Meetings and Committee Composition

        The Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. Our quarterly in-person Board meeting agendas include executive sessions for the non-employee directors (all of whom are independent directors) to meet without management present. The Lead Director, who is an independent director, presides over these executive sessions. In fiscal 2011, the Board met in person five times and held two telephonic Board meetings. The independent directors met in executive session at the conclusion of each of the in-person meetings. Each Board member attended at least 75% of the total number of meetings of the Board and the committees on which he or she serves. Each director is encouraged to be present at Annual Meetings of stockholders. At the 2010 Annual Meeting of stockholders, nine of the directors were in attendance.

        The Board currently has, and appoints the members of, standing Audit, Compensation, Corporate Governance and Nominating and Mergers and Acquisitions Committees. Each committee has a written charter approved by the Board. These charters are available on our website at http://investors.bmc.com. We will also furnish copies of any charter upon request. Requests for copies should be directed to Corporate Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. Each of the committee charters requires that its membership be comprised solely of independent directors.

        The current members of the committees are identified in the following table.

Director	Audit	Compensation	Corporate Governance and Nominating	Mergers and Acquisitions
Jon E. Barfield	X		X
Gary L. Bloom	X	Chair
Meldon K. Gafner		X		X
Mark J. Hawkins	X		X
Stephan A. James		X		X
P. Thomas Jenkins		X		Chair
Louis J. Lavigne, Jr	Chair			X
Kathleen A. O'Neil	X		Chair
Tom C. Tinsley		X		X

        As a non-independent director, Mr. Beauchamp does not serve on any of the Board committees.

        Audit Committee.    The Audit Committee has been established to assist the Board in fulfilling its responsibility to oversee (i) the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance and accounting, (ii) our legal and regulatory compliance, (iii) the quality and integrity of our risk management processes, (iv) the qualifications, engagement, compensation and independence of the independent registered public accounting firm, their conduct of the annual audit of our financial statements, and their engagement to provide any other services, (v) the performance of our internal audit function and independent registered public accounting firm, and (vi) our capital structure and financing activities. The Audit Committee has the sole authority to retain, compensate, direct, oversee and terminate our independent registered public accounting firm. The Audit Committee operates pursuant to a charter, which can be viewed on our website at http://investors.bmc.com.

The Board has determined that each of the members of the Audit Committee qualifies as an "audit committee financial expert" as defined by the regulations of the SEC, and each of the members meets the independence criteria for audit committee members as defined by the NASDAQ and the SEC. No member of the Audit Committee serves on more than three public company audit committees. In fiscal 2011, the Audit Committee held 10 meetings. The report of the Audit Committee begins on page 72.

        Compensation Committee.    The Compensation Committee's primary function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. In this regard, the Board and Compensation Committee align total compensation for the Chief Executive Officer and other senior executives with the long-term interests of stockholders. The Compensation Committee's duties include: making recommendations to the Board with respect to all compensation plans covering executive officers, administering our equity plans, reviewing our employee benefits and reviewing our Compensation Discussion and Analysis disclosure. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at http://investors.bmc.com. In fiscal 2011, the Compensation Committee held seven meetings. The "Compensation Discussion and Analysis" section, which begins on page 43, contains information on the roles of the Compensation Committee, the Board, executive officers and outside consultants in determining or recommending executive compensation.

        Corporate Governance and Nominating Committee.    The Governance Committee assists the Board in fulfilling its responsibility to our stockholders, potential stockholders and investment community by (i) identifying individuals qualified to become directors and selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders, (ii) developing and recommending to the Board a set of corporate governance principles applicable to the Company, and (iii) otherwise providing leadership on corporate governance issues to ensure that the corporate governance system of the Company performs well. The duties of the Governance Committee include annually reviewing and reassessing the adequacy of our Corporate Governance Guidelines, managing the Board's annual evaluation process, monitoring director independence and overseeing outside director compensation. In addition, the Governance Committee assesses the appropriate balance of skills, characteristics and perspectives required for an effective Board, identifies, screens and recommends qualified director candidates and periodically reassesses the adequacy of the Board's size. Although the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board of Directors that represents a diversity of backgrounds, skills and experience. The Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board's annual self-assessment process. The Governance Committee operates pursuant to a charter, which can be viewed on our website at http://investors.bmc.com. The Governance Committee identifies director candidates through a variety of means, including recommendations from other Board members and management. From time to time, the Governance Committee utilizes third-party search consultants to identify director candidates. The Governance Committee will consider all stockholder recommendations for candidates for the Board; any such recommendations should be sent to the Governance Committee, c/o Corporate Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042, and should include the recommended candidate's name, biographical data and qualifications. The Governance Committee's minimum qualifications and specific qualities, knowledge and skills required for directors are set forth in Section 12 of our Corporate Governance Guidelines, which can be viewed on our website at http://investors.bmc.com. The Governance Committee evaluates all potential candidates in the same manner regardless of the source of the recommendation. The Governance Committee's review is typically based on any written materials provided with respect to the potential candidate. The Governance Committee determines whether the candidate meets our minimum qualifications and specific qualities, knowledge and skills for directors and whether requesting additional information or an interview is appropriate. In fiscal 2011, the Governance Committee held seven meetings.

        Mergers and Acquisitions Committee.    The Mergers and Acquisitions Committee (the "M&A Committee") is appointed by the Board to review and assess, and assist management and the Board in reviewing and assessing, potential acquisitions, strategic investments and divestitures. The duties of the M&A Committee include providing guidance to management and the Board with respect to our acquisition, investment and divestiture strategies, assisting management and the Board with identifying acquisition, investment and divestiture opportunities, and overseeing management's and the Board's due diligence process with respect to proposed acquisitions, investments and divestitures. The M&A Committee operates pursuant to a charter, which can be viewed on our website at http://investors.bmc.com. In fiscal 2011, the M&A Committee held 14 meetings.

Communications from Stockholders to the Board

        The Board is receptive to direct communication with stockholders and recommends that stockholders and other interested parties initiate any communications with the Board in writing and send them in care of the Secretary. Stockholders can send communications by email to directors@bmc.com, by fax to (713) 918-1110 or by mail to Corporate Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. Communications to the Board must include the number of shares owned by the stockholder as well as the stockholder's name, address, telephone number and email address, if any. The Board has instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, pursuant to Board policy, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board's consideration. In such cases, some of that correspondence may be forwarded elsewhere within the Company for review and possible response. A more detailed disclosure regarding our Board communication process is available on our website at http://investors.bmc.com.

Related Person Transactions and Procedures

        The Governance Committee is responsible for the review, approval, or ratification of "related person transactions" between us or our subsidiaries and related persons. Under SEC rules, a "related person" is a director, executive officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. We have adopted written policies and procedures that apply to any transaction or series of transactions in which we or a subsidiary are a participant and a related person has a direct or indirect interest. The Governance Committee will determine, in its discretion, whether to approve or disapprove of a related person transaction. In determining whether to approve or ratify a related person transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person's interest in the transaction. The Governance Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect interest in the following categories of transactions:

  •
  compensation to executive officers determined by the Compensation Committee and independent members of the Board;

  •
  compensation to directors determined by the Board; and

  •
  transactions in which all security holders receive proportional benefits.

In fiscal 2011, there were no related person transactions requiring disclosure.

 Professional Conduct Policy and Code of Ethics

        The Board has adopted a Professional Conduct Policy and Code of Ethics (the "Code") for the Company. The Board requires all directors, officers and employees to adhere to the Code in addressing the legal, regulatory and ethical issues encountered in conducting their work. This includes our principal executive officer and principal financial and accounting officers. A copy of the Code can be viewed on the corporate commitment section of our website at www.bmc.com and is available in print upon request to Corporate Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, TX 77042. Among other matters, the Code is reasonably designed to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

  •
  full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or furnish to, the SEC and in other public communications made by us;

  •
  compliance with applicable governmental laws, rules and regulations;

  •
  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

  •
  accountability for adherence to the Code.

        We maintain procedures for administering and reviewing potential issues under the Code, including procedures that allow employees to raise issues or report potential or actual violations anonymously. We also conduct periodic awareness training on various ethics and compliance-related topics.

Compensation of Directors

        It is the general policy of the Board that compensation for directors who are not our employees ("non-employee directors") should be a mix of cash and equity-based compensation. Any employee director, such as our Chief Executive Officer, is not paid for Board service in addition to his or her regular employee compensation. Non-employee directors may not receive consulting, advisory or other compensatory fees from us in addition to their Board compensation. Non-employee director compensation levels are periodically reviewed by the Governance Committee and resulting recommendations are presented to the full Board for approval. When reviewing non-employee director compensation, the Governance Committee reviews our director compensation practices and compares them against the practices of a selected peer group of technology companies as well as against the practices of public company boards generally. In addition, from time to time, the Governance Committee may utilize the assistance and advice of outside compensation consultants. The Board believes that compensation for non-employee directors should be competitive and should fairly compensate directors for the time and skills devoted to serving the Company but should not be so great as to compromise independence.

        BMC compensates its non-employee directors for their commitment and service utilizing cash and equity, with the following philosophy:

  •
  Annual cash retainer: to compensate directors for their commitment to serve on behalf of BMC.

  •
  Board meeting fees: to compensate directors for the time commitment involved in participating in Board meetings in person. Meetings generally involve at least two days, including travel. Non-employee directors are also reimbursed for all travel and related expenses incurred in connection with their Board service.

  •
  Committee retainers: to compensate for the specific work performed by each committee. Committee fees are differentiated to acknowledge market differences as well as the magnitude of the work each committee provides. Service on the Audit Committee is the most demanding and is therefore compensated with the highest committee retainer. Committee chairs also receive a higher retainer in acknowledgement of the additional work required.

  •
  Equity awards: to compensate directors on a long-term basis and provide alignment with stockholder interests.

        For fiscal 2011, our annual cash retainer for non-employee directors was $50,000, which was paid in quarterly installments. The director serving as independent Lead Director received an additional cash retainer at the annual rate of $30,000, which was paid quarterly. Each non-employee director also received a $3,000 meeting fee for each in-person Board meeting attended. There were five in-person Board meetings held in fiscal 2011.

        Members of Board committees received annual cash retainers for their service on committees in fiscal 2011 as set forth in the following chart:

Committee	Chair Retainer ($)	Member Retainer ($)
Audit	27,000	16,000
Compensation	18,000	11,000
Corporate Governance and Nominating	12,000	7,000
Mergers and Acquisitions	12,000	7,000

        Each non-employee director is eligible to participate in our non-qualified deferred compensation plan which is described in "Compensation Discussion and Analysis—Compensation Elements—Benefits and Perquisites."

        Each non-employee director also receives an annual equity retainer in the amount of $288,000 delivered in the form of restricted stock units ("RSUs") granted on the date of our Annual Meeting. On the date of such grant, each director receives a number of RSUs determined by dividing $288,000 by the average of the high and low trading prices for BMC's Common Stock on the immediately preceding trading date and eliminating any fractional share. The RSUs will become fully vested after one year of continuous service on the Board from the grant date (which is typically the date of our Annual Meeting); provided, that in the event the next year's Annual Meeting of stockholders is held prior to the one-year anniversary of the grant date and a director who has served continuously since the grant date to the date of such meeting is not re-elected, such director's RSUs will become fully vested on the date of such meeting.

        A new director joining the Board between Annual Meetings will receive pro rata cash and equity compensation based on the point during the year in which such director joins the Board.

        The Corporate Governance Guidelines require that each non-employee director own 7,500 shares of Common Stock by the later of: (i) April 27, 2014 or (ii) a director's fifth anniversary of joining the Board. For information on the number of shares of Common Stock owned by the members of the Board as of June 1, 2011 see "Security Ownership of Management" on page 41.

Fiscal 2011 Director Compensation Table

        The following table sets forth the compensation details for each person who served as a non-employee director during fiscal 2011:

Name	Fees Earned or Paid in Cash ($)	Stock (RSU) Awards ($)(4)	Total ($)
Jon E. Barfield(1)	118,000	290,147	408,147
Gary L. Bloom	96,285	290,147	386,432
B. Garland Cupp(2)	22,652	—	22,652
Meldon K. Gafner	83,000	290,147	373,147
Mark J. Hawkins	71,744	341,291	413,035
Stephan A. James(3).	62,252	341,291	403,543
P. Thomas Jenkins	85,000	290,147	375,147
Louis J. Lavigne, Jr.	96,889	290,147	387,036
Kathleen A. O'Neil(3)	93,000	290,147	383,147
Tom C. Tinsley	83,000	290,147	373,147

(1)
Mr. Barfield served as independent Lead Director during fiscal 2011.

(2)
Mr. Cupp retired from the Board effective as of the 2010 Annual Meeting.

(3)
Mr. James deferred 50% of his fees and Ms. O'Neil deferred 25% of her fees beginning in the 4th quarter of fiscal 2011 pursuant to our non-qualified deferred compensation plan which is described in "Compensation Discussion and Analysis—Compensation Elements—Benefits and Perquisites."

(4)
Represents grant date fair value as determined in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for RSU awards granted by the Company in the respective fiscal year, calculated by multiplying the fair market value of a share of Common Stock on the date of grant (the average of the high and low trades on such date) by the number of RSUs.

        The following table sets forth the number of stock options (all vested) and unvested RSUs held by each non-employee director as of March 31, 2011:

Name	Total Outstanding Stock Options	Total Outstanding RSUs
Jon E. Barfield	30,000	7,893
Gary L. Bloom	57,500	7,893
Meldon K. Gafner	150,000	7,893
Mark J. Hawkins	—	7,893
Stephan A. James	—	7,893
P. Thomas Jenkins	90,000	7,893
Louis J. Lavigne, Jr.	47,500	7,893
Kathleen A. O'Neil	175,000	7,893
Tom C. Tinsley	120,000	7,893

Total	670,000	71,037

Fiscal 2012 Director Compensation Changes

        During fiscal 2011, the Governance Committee, with the assistance of independent compensation consultants Compensia, Inc., reviewed director compensation. Following the review, the Governance

Committee recommended, and the Board approved, increases to the committee chair retainers effective April 1, 2011, with the member retainers remaining unchanged. The annual cash retainers for service on committees for fiscal 2012 are set forth in the following chart:

Committee	Chair Retainer ($)	Member Retainer ($)
Audit	45,000	16,000
Compensation	30,000	11,000
Corporate Governance and Nominating	20,000	7,000
Mergers and Acquisitions	20,000	7,000

PROPOSAL TWO: APPROVAL OF THE AMENDED AND RESTATED BMC SOFTWARE, INC. 2007 INCENTIVE PLAN

        On August 21, 2007, BMC stockholders adopted and approved the BMC Software, Inc. 2007 Incentive Plan, which was subsequently amended and approved by stockholders on July 28, 2009 (the "2007 Incentive Plan"). In April 2011, our Board approved, subject to approval by BMC stockholders, an amendment and restatement of the 2007 Incentive Plan (the "Amended and Restated 2007 Incentive Plan") which would, among other things:

  •
  Increase by 19,935,000 the number of shares of Common Stock available for grant under the plan. This amount is comprised of (1) 14,000,000 shares of Common Stock plus (2) a maximum of 5,435,000 shares of Common Stock (which is the number of shares reserved but not subject to awards under our 1994 Employee Incentive Plan as of April 19, 2011) plus (3) the number of shares of Common Stock subject to existing awards under our 1994 Employee Incentive Plan which would have again become issuable under the 1994 Employee Incentive Plan in the event of their forfeiture, cancellation, expiration or termination but for our Board's determination to no longer issue awards under the 1994 Employee Incentive Plan upon the stockholders' approval of the Amended and Restated 2007 Incentive Plan (not to exceed 500,000 shares of Common Stock);

  •
  Include a specifically defined term for "Change in Control" in the Amended and Restated 2007 Incentive Plan;

  •
  Define the term "Fair Market Value" for purposes of determining the applicable exercise price for stock options and stock appreciation rights to mean the average of the high and low selling prices of our Common Stock on the date of determination (or the last preceding date on which our Common Stock is traded, if the Common Stock is not traded on the date of determination);

  •
  Provide that shares of Common Stock that are not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right and shares of Common Stock that are repurchased on the open market with the proceeds of a stock option exercise will not be available again for grant and issuance under the Amended and Restated 2007 Incentive Plan;

  •
  Limit the term of all stock options and stock appreciation rights issued prospectively under the Amended and Restated 2007 Incentive Plan to 7 years;

  •
  Expand the types of stock option and stock appreciation right "repricing" transactions that require stockholder approval to include offers to cancel outstanding stock options and stock appreciation rights for cash payments;

  •
  Permit the imposition of a "claw-back" policy with respect to awards under the Amended and Restated 2007 Incentive Plan as may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act");

  •
  Make certain additional non-substantive revisions to comply with Internal Revenue Code Section 409A; and

  •
  Extend the expiration date of the Amended and Restated 2007 Incentive Plan to April 27, 2021.

Current Share Reserve under the 2007 Incentive Plan

        A total of 26,250,000 shares of our Common Stock ("Share Reserve") have been reserved for issuance pursuant to awards that may be made under the 2007 Incentive Plan, subject to adjustment as provided therein. Up to 100% of the Share Reserve can be issued in the form of any Award (as defined below), including incentive stock options, or in a combination of Awards. The 2007 Incentive Plan authorizes awards of a variety of incentives, including stock awards, options to purchase shares of Common Stock, stock appreciation rights, RSUs, performance awards, phantom stock and dividend equivalent rights (together, "Awards").

        The Share Reserve is reduced at any time (a) by one (1) share for each share issued pursuant to Awards of options or stock appreciation rights, and (b) by two and one-quarter (2.25) shares for each share issued pursuant to all other Awards, including RSUs. Any shares of stock used in settlement of a withholding obligation with respect to any Award will be considered issued under the 2007 Incentive Plan and shall count against the Share Reserve. In the event all or a portion of an Award is forfeited, cancelled, expired or terminated before becoming vested, paid, exercised, converted or otherwise settled in full, that number of shares shall be again available under the 2007 Incentive Plan and shall not count against the Share Reserve. Such shares would return to the Share Reserve in proportion to the number of shares by which the Share Reserve was reduced at the time of grant or issuance. However, to the extent an Award is settled in cash, shares will not be treated as having been issued under the 2007 Incentive Plan and will therefore not reduce the number of shares available for grant.

        From the 26,250,000 Share Reserve under the 2007 Incentive Plan, as of June 8, 2011 we have (i) issued 4,621,657 shares of Common Stock, (ii) reserved 2,336,164 shares of Common Stock for issuance in connection with outstanding options, and (iii) reserved 6,152,573 shares of Common Stock for issuance in connection with outstanding RSU awards. The Share Reserve is reduced by 21,608,682 shares for such RSUs based on the 2007 Incentive Plan provision which counts each RSU as 2.25 shares. As a result, only 836,771 shares of the Share Reserve are currently available for future Awards under the 2007 Incentive Plan as of June 8, 2011. Since each share issued pursuant to Awards other than options and stock appreciation rights (sometimes referred to as "full value awards") reduces the Share Reserve by 2.25 shares, no more than 371,898 shares can be issued in respect of future full value awards, including performance-based full value awards, from the Share Reserve as of June 8, 2011 after giving effect to outstanding Awards (excluding forfeitures, cancellations, etc. and Awards paid in cash).

        The following table sets forth information regarding outstanding options and full value awards as of June 8, 2011. These figures represent an update to those provided in our Annual Report on Form 10-K for the year ended March 31, 2011 filed on May 6, 2011.

Stock Plan Name	Outstanding Stock Options	Weighted Average Exercise Price	Full Value Awards Outstanding	Shares Available for Grant	Shares Available for Grant (if Issued as Full Value Awards)
BladeLogic 2007 Stock Option and Incentive Plan	70,125	$24.31	79,099	202,469	202,469
1994 Employee Incentive Plan(1)	2,086,190	$23.83	71,037	5,427,617	2,713,808	(3)
2002 Nonemployee Director Stock Option Plan	125,000	$16.72	0	0	0
2002 Employee Incentive Plan(1)	368,986	$29.08	0	78,875	78,875
2007 Incentive Plan	2,336,164	$37.88	6,152,573	836,771	371,898	(4)
2000 Employee Stock Incentive Plan(2)	1,334,592	$27.35	0	0	0
BladeLogic 2001 Plan(2)	67,766	$5.26	0	0	0
Marimba Stock Plan(2)	11,802	$6.05	0	0	0

Aggregate Plan Totals	6,400,625	$29.63	6,302,709	6,545,732	3,367,050

Weighted Average Remaining Term Length in Years	3.05		1.51

(1)
See "Increase in the Share Reserve" for intended treatment of the shares for these plans, assuming stockholder approval of Proposal Two.

(2)
These are inactive plans that do not allow future grants.

(3)
The 1994 Employee Incentive Plan is reduced by 2.0 shares for each full value share award granted.

(4)
The 2007 Incentive Plan is reduced by 2.25 shares for each full value share award granted.

        As of June 8, 2011, there were 175,492,927 shares of Common Stock issued and outstanding.

Proposed Amendments to the 2007 Incentive Plan

Increase in the Share Reserve

        If Proposal Two is approved, the Share Reserve under the 2007 Incentive Plan will be increased by an aggregate of 19,935,000 shares, for a total of 46,185,000 shares, of which no more than 20,526,666 shares could be issued, at the 2.25 fungible reduction ratio, in respect of full value awards such as RSUs. The proposed Share Reserve increase under the 2007 Incentive Plan is comprised of (1) 14,000,000 shares of Common Stock plus (2) a maximum of 5,435,000 shares of Common Stock (which is the number of shares reserved but not subject to awards under our 1994 Employee Incentive Plan as of April 19, 2011) plus (3) the number of shares of Common Stock subject to existing awards under our 1994 Employee Incentive Plan which would have again become issuable under the 1994 Employee Incentive Plan in the event of their forfeiture, cancellation, expiration or termination but for our Board's determination to no longer issue awards under the 1994 Employee Incentive Plan upon the stockholders' approval of the Amended and Restated 2007 Incentive Plan (not to exceed 500,000 shares of Common Stock). Upon approval of Proposal Two, no additional awards will be permitted to be granted under our 1994 Employee Incentive Plan or our 2002 Employee Incentive Plan.

Other Amendments

        In addition to the Share Reserve increase described above, if Proposal Two is approved the Amended and Restated 2007 Incentive Plan will include the following amendments:

  •
  A specifically defined term for "Change in Control;"

  •
  Definition of the term "Fair Market Value" for purposes of determining the applicable exercise price for stock options and stock appreciation rights to mean the average of the high and low selling prices of our Common Stock on the date of determination (or the last preceding date on which our Common Stock is traded, if the Common Stock is not traded on the date of determination);

  •
  Provision that shares of Common Stock that are not issued or delivered as a result of the net settlement of an outstanding stock option or stock appreciation right and shares of Common Stock that are repurchased on the open market with the proceeds of a stock option exercise will not be available again for grant and issuance under the plan;

  •
  Limitation of the term of all stock options and stock appreciation rights issued prospectively under the plan to 7 years;

  •
  Expansion of the types of stock option and stock appreciation right "repricing" transactions that require stockholder approval to include offers to cancel outstanding stock options and stock appreciation rights for cash payments;

  •
  Permit the imposition of a "claw-back" policy with respect to Awards as may be required under the Dodd-Frank Act;

  •
  Certain additional non-substantive revisions to comply with Internal Revenue Code Section 409A; and

  •
  Extension of the expiration date of the plan to April 27, 2021.

Re-approval of Performance Goals

        In addition, to enable us to grant performance-based compensation that is exempt from the $1 million limit on tax-deductible compensation under Section 162(m) of the Internal Revenue Code, the performance goals of the 2007 Incentive Plan must be periodically resubmitted to and reapproved by the stockholders. Stockholder approval of Proposal Two and the Amended and Restated 2007 Incentive Plan will constitute re-approval of the performance goals set forth in the 2007 Incentive Plan.

 Reasons for the Share Reserve Increase

Equity awards foster an employee ownership culture and motivate employees to create stockholder value.

        The use of equity as part of our compensation program is critical to the historical and continued success of BMC Software. Our equity awards foster an ownership culture among employees by aligning their financial interests with those of stockholders. Our equity awards also help motivate employees to perform at peak levels because the value of these awards is linked to our long-term performance.

Equity awards are a critical recruitment and retention tool.

        We operate in an increasingly intense competitive environment, and recruiting and retaining talented employees is critical to our success. A competitive compensation program is therefore essential to our long-term performance. Our Board believes that equity awards are necessary to attract and retain highly talented employees. We would be at a severe competitive disadvantage within the software industry if we could not compensate our employees using equity awards. If our stockholders do not approve the Amended and Restated 2007 Incentive Plan, we would have to limit the amount of equity awards and/or reduce the number of participating employees and to remain competitive would have to increase cash programs. This would have the effect of reducing the amount of equity at risk of cancellation ("holding power") and competitors could recruit our employees at a relatively reduced cost. At the same time, our recruiting efforts would be compromised due to the loss of, or limitations on, our ability to use equity as a form of compensation for employees.

We grant equity awards to a broad group of key employees and such awards constitute a significant component of our key employees' total compensation.

        Equity awards are a significant component of our key employees' total compensation. As these employees' total compensation increases, the percentage of their compensation paid in equity increases relative to other employees. For fiscal 2011, approximately 23% of all employees received equity awards as part of their annual compensation. Of the equity awards granted during fiscal 2011, 13% of the shares were allocated to awards for our Named Executive Officers, 7% for other executive officers and non-employee directors, and the remaining 80% were allocated to awards for our top talent below the executive level, including individual contributors (non-managers). The total equity awards granted over the past three fiscal years shows a similar executive to non-executive award distribution. During the past three fiscal years, executive officers were granted an average of 24% of the equity awards and non-executive employees were granted 73% of the equity awards, with non-employee directors receiving 3% of the equity awards.

We expect to continue acquiring companies and will have the need to utilize equity to replace existing grants and/or provide retention level grants to the key talent we acquire.

        Retention of key talent of acquired companies is important in the software business. Equity awards, with multi-year vesting periods, often offer the most significant financial retention value to key talent. During the past fiscal year we acquired two companies, resulting in the awarding of a total of 53,500 shares in equity awards to key talent of those acquired companies.

We have prudently managed prior stockholder equity award authorizations.

        We are committed to the judicious use of equity awards and are mindful of ensuring that our equity compensation program does not overly dilute our existing stockholders. We have demonstrated conservative management of our available equity award pool with our three year average burn rate of 6.3% being well within the generally accepted measure of the mean plus one standard deviation of our industry group (currently 7.26%). Our overhang and burn rates over the last three years are illustrated in the table below.

BMC Software Overhang and Burn Rate

	Fiscal 2009	Fiscal 2010	Fiscal 2011
Overhang(1)	15.6%	15.6%	11.5%
Burn Rate(2)	8.3%	5.0%	5.6%

(1)
As of the end of the applicable fiscal year, overhang represents (a) the authorized yet unissued shares under all of our existing equity award plans, including unissued shares reserved for outstanding equity awards (e.g., stock options and RSUs) as of such date, divided by (b) the sum of our outstanding shares of Common Stock at the applicable date and the value represented by (a).

(2)
Burn rate represents all equity awards granted in a fiscal year divided by the basic weighted average shares outstanding of our Common Stock during that fiscal year. For purposes of calculating burn rate, we had counted each full value share award, such as RSUs, as 2.5x based on our historical volatility and other factors deemed relevant; however as the volatility of BMC's Common Stock price has moderated somewhat, we have recently revised this multiplier to 3.0X and this factor is reflected in the above chart. If each full value share were to be counted as one share, our burn rate for fiscal 2009, 2010 and 2011 would be calculated as 4.6%, 1.7% and 1.9%, respectively.

        If the Amended and Restated 2007 Incentive Plan is approved, our estimated overhang will be approximately 15.9% as of June 8, 2011. We anticipate that our annual burn rate in the near term will range from 5.0% to 7.0% of outstanding shares. The estimates of future burn rate and overhang generally assume the continuation of our prior equity award grant practices, exercise patterns, acquisitions and competitive granting practices in our industry. Our actual annual burn rate will depend on, and be influenced by, a number of factors, including changes to the number of employees receiving awards, future acquisitions, the price per share of our Common Stock on the grant date, the methodology used to value and determine equity awards and the mix of award types provided to equity award plan participants. We may change our equity award grant practices in the future.

The Terms of the Amended and Restated 2007 Incentive Plan are Designed to Protect Stockholder Interests.

  •
  Fungible Share Reserve Limits Full Value Share Awards.  The Amended and Restated 2007 Incentive Plan provides that the Share Reserve is reduced by 2.25 shares for each full value share award granted, such as an RSU. This effectively equalizes the potential dilutive impact on existing stockholders between a full value award and a stock option. If stockholders approve the Amended and Restated 2007 Incentive Plan, and we were to issue all of the additional shares authorized by the increase to the Share Reserve as RSUs, we would only be permitted to issue 8,860,000 new shares, at the 2.25 fungible reduction ratio, pursuant to such authorization (19,935,000/2.25).

  •
  No Discounted Stock Options.  All stock options must have an exercise price equal to or greater than the fair market value of our Common Stock on the date of grant.

  •
  No Annual "Evergreen" Provisions.  The Amended and Restated 2007 Incentive Plan only authorizes a fixed number of shares of our Common Stock, thereby requiring stockholder approval of any additional authorization of shares.

  •
  No Stock Option or Stock Appreciation Right Repricing.  The Amended and Restated 2007 Incentive Plan prohibits the repricing of stock options or stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price of a stock option) and indirect repricings (canceling an outstanding stock option and granting a replacement stock option with a lower exercise price), as well as cancellation of stock options or stock appreciation rights in exchange for a cash payment.

  •
  No "Reload Options."  The Amended and Restated 2007 Incentive Plan prohibits grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the grantee.

  •
  Limit on Option Term.  The Amended and Restated 2007 Incentive Plan provides that all stock options and stock appreciation rights granted thereunder expire no later than eight (8) years, or seven (7) years for awards following approval of this Proposal Two, from the date of grant.

Voting Required for Approval

        The Board approved the Amended and Restated 2007 Incentive Plan, subject to stockholder approval. We are required to seek stockholder approval of the Amended and Restated 2007 Incentive Plan pursuant to the rules of the NASDAQ and the terms of the 2007 Incentive Plan. The affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting, and entitled to vote on the proposal, is required to approve the Amended and Restated 2007 Incentive Plan. If stockholders do not approve the Amended and Restated 2007 Incentive Plan, no shares will be added to the total number of shares reserved for issuance under the 2007 Incentive Plan and the amendments to the 2007 Incentive Plan will not be effective. Our Named Executive Officers and directors have an interest in this proposal as they are eligible to receive equity awards under the Amended and Restated 2007 Incentive Plan.

Recommendation of the Board

        The Board of Directors recommends that the stockholders vote "FOR" the Amended and Restated 2007 Incentive Plan and the reapproval of the performance goals thereunder.

 Summary of the Amended and Restated 2007 Incentive Plan

        The following is a summary of the principal features of the Amended and Restated 2007 Incentive Plan. The summary is qualified in its entirety by reference to the full text of the Amended and Restated 2007 Incentive Plan, a copy of which is attached as Appendix A.

Purpose

        The Amended and Restated 2007 Incentive Plan allows us to grant equity-based compensation and performance-based cash bonuses to executive officers, non-employee directors and employees of ours (the "Eligible Persons") to stimulate their efforts toward the continued success of BMC and to give them an ownership interest in BMC. The Amended and Restated 2007 Incentive Plan also provides us with a means to attract, reward, and retain key personnel. In the event that the Amended and Restated 2007 Incentive Plan is not approved, we may have considerable difficulty in attracting and retaining qualified personnel, officers, and directors.

Plan Benefits and Classes of Eligible Persons

        The aggregate benefits and/or amounts that will be received in the future by our executive officers, non-employee directors and employees pursuant to the Amended and Restated 2007 Incentive Plan are not presently determinable. As of the date of this proxy statement, the sizes of the respective classes of Eligible Persons under the Amended and Restated 2007 Incentive Plan are approximately as follows:

Class	Number of Individuals	Total $ Value	Number of Shares
Executive Officers	7	Not yet determined	Not yet determined
Non-Employee Directors	9	$2,592,000	52,111(1)
Employees	6,200	Not yet determined	Not yet determined

(1)
Estimated number of total RSUs to be awarded to our non-employee directors based upon an assumed Common Stock price of $49.74, the closing price on March 31, 2011. The actual number of RSUs to be awarded to our non-employee directors will be calculated as of the grant date. See "Director Compensation."

Aggregate Past Grants Under the 2007 Incentive Plan

        As of June 1, 2011, awards covering 8,186,016 shares of Common Stock have been granted and are outstanding under the 2007 Incentive Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below.

Name and Position	Number of Stock Options Granted	Number of Restricted Stock Units Granted
Robert E. Beauchamp	326,000	1,066,134
President and CEO
Stephen B. Solcher	93,000	209,947
SVP and CFO
Denise M. Clolery	59,000	147,074
Former SVP, General Counsel and Secretary
John D. McMahon	80,000	99,159
Former SVP, Worldwide Sales & Services
William D. Miller	88,000	228,296
SVP, President—MSM
All Current Executive Officers	591,000	1,861,664
Non-Employee Directors	N/A	N/A
Each other person who has received 5% or more of the options or RSUs under the 2007 Incentive Plan	N/A	N/A
All current employees, including all current officers who are not executive officers or non-employee directors, as a group	2,626,137	5,974,331

Administration

        The 2007 Incentive Plan is, and the Amended and Restated 2007 Incentive Plan will continue to be, administered by a committee appointed by the Board, which may consist of two or more "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Board has appointed the Compensation Committee as the administrative committee for the Amended and Restated 2007 Incentive Plan. All questions of interpretation of the Amended and Restated 2007 Incentive Plan are to be determined by the Compensation Committee, and its decisions are final and binding upon all participants. Awards under the Amended and Restated 2007 Incentive Plan will be made by the Compensation Committee.

Non-Employee Director Awards

        The Amended and Restated 2007 Incentive Plan permits the Compensation Committee to grant Awards to our non-employee directors. The maximum number of shares of Common Stock that may be granted to each non-employee director during a fiscal year shall not exceed seventy-five thousand (75,000).

Awards

        The Amended and Restated 2007 Incentive Plan permits the Compensation Committee to make awards of shares of Common Stock and awards of derivative securities related to the value of Common Stock. These discretionary awards may be made on an individual basis, or pursuant to a program approved by the Compensation Committee for the benefit of a group of Eligible Persons.

        The number of shares of Common Stock as to which an Award is granted and the recipient of any Award shall be determined by the Compensation Committee, subject to the provisions of the Amended and Restated 2007 Incentive Plan. Awards issuable may be made exercisable or paid at such prices and may be made terminable under such terms as are established by the Compensation Committee and in some cases may be paid in cash, to the extent not otherwise inconsistent with the terms of the Amended and Restated 2007 Incentive Plan.

        To the extent that the Compensation Committee desires to base an Award on performance goals that are intended to qualify the Award as a performance-based grant under Section 162(m) of the Internal Revenue Code, the Compensation Committee may, but is not required to, make the vesting or payment of an Award subject to the achievement of any of the performance goals listed below during a specified period:

  (i)
  earnings per share;

  (ii)
  operating cash flow;

  (iii)
  cash available;

  (iv)
  net income;

  (v)
  revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

  (vi)
  total shareholder return;

  (vii)
  return on invested capital;

  (viii)
  return on shareholder equity;

  (ix)
  return on assets;

  (x)
  return on common book equity;

  (xi)
  market share;

  (xii)
  economic value added;

  (xiii)
  stock price;

  (xiv)
  operating income;

  (xv)
  operating margin;

  (xvi)
  EBIT, or EBITDA;

  (xvii)
  sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

  (xviii)
  cost reduction;

  (xix)
  expenses or operating expenses;

  (xx)
  productivity of employees as measured by revenues, costs or earnings per employee; or

  (xxi)
  any combination of the foregoing.

        The Compensation Committee may appropriately adjust any evaluation of performance under a performance goal to remove the effect of equity compensation expense under U.S. GAAP; amortization of acquired technology and intangibles; asset write-downs, litigation claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of a tax deduction to us pursuant to Section 162(m) of the Internal Revenue Code, if applicable.

        Each Award shall vest at such times and/or upon such events as may be specified by the Compensation Committee in the applicable Award agreement. An Award may be subject to both vesting upon the attainment of performance goals and over time and may vest according to the first to occur of the two schedules. The Compensation Committee may provide in the applicable Award agreement for the earlier vesting in the event of the holder's death, disability or termination without cause or upon a change in control (as such terms may be defined in the applicable Award agreement).

        The maximum number of shares of Common Stock that may be granted during any calendar year as to any employee with respect to which options, stock appreciation rights, or other Awards (other than performance awards) that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code shall not exceed one million (1,000,000). Furthermore, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to performance awards may not exceed ten million dollars ($10,000,000).

        In addition, the Amended and Restated 2007 Incentive Plan also permits the Compensation Committee to delegate to one or more of our officers and/or the Chairman of the Compensation Committee of the Board the ability to grant Awards under the Amended and Restated 2007 Incentive Plan to individuals other than our executive officers. The officers so designated and/or the Chairman of the Compensation Committee can determine the number of shares as to which the Award is granted, subject to a maximum number established by the Board.

        Awards generally shall not be transferable or assignable during a holder's lifetime unless otherwise provided under the terms of the Award. Incentive stock options may not be transferred except by will or by the laws of intestate succession.

Options

        Options may be made exercisable at a price per share not less than the fair market value (determined in accordance with the Amended and Restated 2007 Incentive Plan as described below) per share of Common Stock on the date that the option is granted. The Amended and Restated 2007 Incentive Plan provides that the Compensation Committee may determine fair market value by reference to the selling price per share on the date of grant (or the last preceding trading day on which our Common Stock is traded, if not traded on the date of grant), the closing price or average price on such day, or the average price for a period ending on such day. The exercise price of an option may not be amended or modified without the approval of stockholders, except in the event of a recapitalization, reorganization or similar event as described below. An option may not be surrendered or exchanged for a new option with a lower exercise price, cash or any other Award.

        The Amended and Restated 2007 Incentive Plan permits the grant of both incentive and non-qualified stock options. Incentive stock options granted under the 2007 Incentive Plan currently expire no more than eight (8) years after their respective grant dates. If Proposal Two is approved, then incentive stock options granted after such approval will expire no more than seven (7) years after their respective grant dates. However, an incentive stock option granted to an individual who owns more than 10% of the aggregate voting power of our Common Stock is required to expire five (5) years after its grant date. Non-qualified stock options are currently required to have an expiration date specified in the Award agreement that is no greater than eight (8) years after their respective grant dates. If Proposal Two is approved, then non-qualified stock options granted after such approval will be required to have an expiration date specified in the Award agreement that is no greater than seven (7) years after their respective grant dates.

        The Compensation Committee may permit an option exercise price to be paid in cash, by the delivery of previously-owned shares of Common Stock, through a cashless exercise executed through a broker or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.

        The Amended and Restated 2007 Incentive Plan prohibits so-called "reload grants." Reload grants are grants of stock options that are made in consideration for or as a condition of the delivery of shares of stock to the issuer in payment of the exercise price or tax withholding obligation of any other option held by the grantee.

Stock Appreciation Rights

        Stock appreciation rights may be granted separately or in connection with another Award. Each stock appreciation right allows the recipient to receive the appreciation per share of Common Stock over a defined price which may not be less than fair market value (determined in accordance with the Amended and Restated 2007 Incentive Plan as described above under the heading "Options") per share of Common Stock on the date the stock appreciation right is granted. The price of a stock appreciation right may not be amended or modified without stockholder approval, except in the event of a recapitalization, reorganization or similar event as described below. A stock appreciation right may not be surrendered or exchanged for the grant of a new stock appreciation right with a price lower than that of the surrendered stock appreciation right, cash or any other Award.

        If a stock appreciation right is granted in connection with another Award, it may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled. Stock appreciation rights are exercisable or payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Stock appreciation rights may be settled in shares of Common Stock or in cash, according to terms established by the Compensation Committee with respect to any particular award. Stock appreciation rights are required to have an expiration date specified in the Award agreement that is no greater than seven (7) years after their respective grant dates.

Performance Awards

        Performance awards may be based on the value of a specified or determinable number of units or a percentage or multiple of a specified dollar amount. At the time of grant, the Compensation Committee shall determine either the base value of each unit and the number of units subject to the Award or the specified amount and the percentage or multiple of the specified amount subject to the Award, as applicable, and the performance goals to be used to determine the ultimate payment value of the performance award. The Compensation Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions. Performance awards are payable at a time or times certain or upon the occurrence or non-occurrence of certain events. Performance awards may be settled in cash or in shares of Common Stock, according to the terms established by the Compensation Committee with respect to any particular Award. Performance awards have no defined expiration period under the Amended and Restated 2007 Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Stock Awards

        The Compensation Committee may grant shares of Common Stock, subject to such restrictions and conditions, if any, as the Compensation Committee shall determine, including the payment of cash by the recipient.

Other Awards

        Dividend equivalent rights, phantom stock and RSUs may be granted in such numbers or units and may be subject to such conditions or restrictions as the Compensation Committee shall determine and shall be payable in cash or shares of Common Stock, as the Compensation Committee may determine.

General Rules

        The terms of particular Awards may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to us and any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control. Awards may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Compensation Committee's discretion, Awards that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Award agreement and to the provisions of the Amended and Restated 2007 Incentive Plan. Awards other than incentive stock options, non-qualified stock options and stock appreciation rights have no defined expiration period under the Amended and Restated 2007 Incentive Plan, but an expiration period can be included in the applicable Award agreement or program.

Forfeiture and Claw-back Provisions

        Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Amended and Restated 2007 Incentive Plan, the Compensation Committee shall have the right to provide, in an Award agreement or otherwise, or to require an Award recipient to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Common Stock underlying the Award) shall be subject to the provisions of any claw-back policy that we implement to comply with the requirements of the Dodd-Frank Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award agreement.

Recapitalizations and Reorganizations

        The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Awards or to which an Award is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of us or similar event effected without receipt of consideration by us. In the event of certain corporate reorganizations, Awards may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Compensation Committee, provided such adjustment is not inconsistent with the express terms of the Amended and Restated 2007 Incentive Plan or the applicable Award agreement.

Amendment or Termination

        Although the Amended and Restated 2007 Incentive Plan may be amended by the Board without stockholder approval, the Board also may condition any such amendment upon stockholder approval if stockholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws. However, the Board may not amend the Amended and Restated 2007 Incentive Plan without stockholder approval to (1) increase the number of shares of Common Stock available for Awards under the Amended and Restated 2007 Incentive Plan, (2) materially expand the classes of individuals eligible to receive Awards or (3) materially expand the types of Awards available under the Amended and Restated 2007 Incentive Plan. Absent stockholder approval extending its term, no Awards may be made under the Amended and Restated 2007 Incentive Plan after April 27, 2021.

Tax Consequences

        The following discussion outlines generally the United States federal income tax consequences of participation in the Amended and Restated 2007 Incentive Plan. Individual circumstances may vary and each recipient should rely on his or her own tax counsel for advice regarding federal income tax treatment under the Amended and Restated 2007 Incentive Plan. Furthermore, any tax advice contained in this discussion is not intended to be used, and cannot be used, to avoid penalties imposed under the Internal Revenue Code.

        Non-Qualified Options.    A recipient will not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof. At the time the recipient exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of Common Stock on the date the option is exercised over the price paid for Common Stock, and we will then be entitled to a corresponding deduction.

        Depending upon the length of the period the shares of Common Stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long-term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

        Incentive Stock Options.    A recipient who exercises an incentive stock option will not be taxed at the time he or she exercises the option or a portion thereof. Instead, he or she will be taxed at the time he or she sells Common Stock purchased pursuant to the option. The recipient will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the recipient does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the recipient will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and we will not get a corresponding tax deduction. If the recipient sells the stock at a gain prior to that time, the difference between the amount the recipient paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income and we will be entitled to a corresponding tax deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain. If the recipient sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.

        Exercise of an incentive stock option may subject a recipient to, or increase a recipient's liability for, the alternative minimum tax.

        Stock Awards.    A recipient will not be taxed upon the grant of a stock award if such award is not transferable by the recipient or is subject to a "substantial risk of forfeiture," as defined in the Internal Revenue Code. However, when the shares of Common Stock that are subject to the stock award are transferable by the recipient and are no longer subject to a substantial risk of forfeiture, the recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and we will then be entitled to a corresponding tax deduction. However, if a recipient so elects at the time of receipt of a stock award, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time and we also will be entitled to a corresponding tax deduction at that time.

        Other Awards.    A recipient will not recognize income upon the grant of a stock appreciation right, dividend equivalent right, performance award, phantom stock award or RSU. Generally, at the time a recipient receives payment under any such Award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of Common Stock received, and we will then be entitled to a corresponding tax deduction.

        The Amended and Restated 2007 Incentive Plan is not qualified under Section 401(a) of the Internal Revenue Code.

Other Equity Incentive Plans

        Upon approval of Proposal Two, no additional awards will be permitted to be made pursuant to our 1994 Employee Incentive Plan or our 2002 Employee Incentive Plan.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Ernst & Young LLP ("Ernst & Young") as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2012. Ernst & Young has served as our independent registered public accounting firm since March 19, 2002. As a matter of good corporate governance, the Audit Committee and Board have determined to submit Ernst & Young's selection to stockholders for ratification. In the event that this selection is not ratified by a majority of the shares of Common Stock present at the Annual Meeting, the Audit Committee will reconsider their appointment.

        The charter of the Audit Committee provides that the committee is responsible for the pre-approval of all audit and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the requirements of applicable law and the rules and regulations of the SEC and the Public Company Accounting Oversight Board ("PCAOB"). In accordance with its charter, the Audit Committee may delegate the authority to grant such pre-approvals to the committee chair, which approvals would then be reviewed by the full committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of audit and non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budgeted amount for a particular category of audit or non-audit services or to engage the independent registered public accounting firm for any services not included in the initial pre-approval. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. In its review and pre-approval of non-audit services, the Audit Committee considers, among other factors, the possible effect of the performance of such services on Ernst & Young's independence.

        To avoid potential conflicts of interest and to maintain auditor independence, SEC and PCAOB rules and regulations prohibit a publicly traded company from obtaining certain non-audit services from its independent registered public accountants. The Audit Committee does not pre-approve, and we do not obtain, any of those prohibited services from Ernst & Young. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accountants.

        Representatives of Ernst & Young are expected to attend the Annual Meeting and be available to respond to questions and, if they desire, to make a statement.

Fees Paid to Ernst & Young

        The following table shows the fees for audit, audit-related, tax and other services provided by Ernst & Young for fiscal years 2011 and 2010, all of which were approved by the Audit Committee:

	2011	2010
	($ in thousands)
Audit Fees	4,100	4,900
Audit-Related Fees	—	—
Tax Fees	300	200
All Other Fees	—	—

Total	4,400	5,100

        Audit Fees.    Fees for audit services include fees associated with the annual audit and quarterly reviews of our consolidated financial statements, including the audit of the effectiveness of internal control over financial reporting, statutory audits required internationally, consents related to documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research necessary to comply with generally accepted auditing standards.

        Audit-Related Fees.    Audit-related fees refer to fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported as audit fees.

        Tax Fees.    Fees for tax services include tax compliance and tax advice including, but not limited to, international tax compliance and advice, federal and state tax advice, mergers and acquisitions tax advice and assistance with the preparation of foreign tax returns, exclusive of tax services rendered in connection with the audit and quarterly reviews.

Recommendation of the Board

The Board recommends a vote "FOR" the ratification of the appointment by our Audit Committee of Ernst & Young as our independent registered public accounting firm for fiscal 2012.

 PROPOSAL FOUR: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to the Dodd-Frank Act, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Compensation Program and Philosophy

        As described in greater detail under the section entitled "Compensation Discussion and Analysis," we seek to align the interests of our Named Executive Officers with the interests of our stockholders. Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to our success. Under this program, our Named Executive Officers are rewarded for the achievement of specific short-term and long-term goals that enhance stockholder value.

        Our compensation programs reflect our continued commitment to pay for performance, with a significant percentage of each Named Executive Officer's compensation being at-risk and subject to important performance measures aligned with stockholder interests. During fiscal 2011, a significant percentage of each Named Executive Officer's total compensation (as reported in the Fiscal 2011 Summary Compensation Table) was at-risk, being comprised of short- and long-term performance-based cash bonus opportunities and performance-based RSUs. The Compensation Committee sets a significant portion of the compensation of the Named Executive Officers based on their ability to achieve operational objectives that advance our short- and long-term business objectives and align to stockholder interests. Our use of performance-based compensation elements are guided by the Compensation Committee's long-term objectives of maintaining market competitiveness and retention value with respect to our overall executive compensation program. We continue to be committed to good compensation governance practices. The Compensation Committee believes that the compensation arrangements for our Named Executive Officers are consistent with market practices and provide for compensation that is reasonable in light of the Company's and each individual officer's performance. Moreover, the Compensation Committee does not provide for egregious pay practices, such as excessive perquisites or tax "gross up" payments as elements of Named Executive Officer compensation. The detailed ways in which we link pay with Company and individual performance and structure the Named Executive Officer compensation arrangements consistent with good governance practices is described in the "Compensation Discussion and Analysis" section.

        The vote on Proposal Four is advisory, which means that the vote on executive compensation is not binding on us, the Board or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. While the results of this advisory vote are not binding, the Compensation Committee and the Board will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for Named Executive Officers.

        Accordingly, we are asking stockholders to vote, on an advisory basis, "FOR" the following resolution at the Annual Meeting:

        "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company's proxy statement for the 2011 Annual Meeting pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other related tables and disclosure."

Recommendation of the Board

The Board recommends a vote "FOR" the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this proxy statement.

 PROPOSAL FIVE: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

        The Dodd-Frank Act requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on how frequently they would like to cast an advisory vote on executive compensation.

        By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two or three years. Stockholders also may abstain from casting a vote on this proposal.

        After careful consideration of the frequency alternatives, the Board believes that conducting an advisory vote on executive compensation on an annual basis is appropriate for BMC Software and its stockholders at this time. In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow stockholders to provide us with direct input on our compensation philosophy, policies and practices during every proxy season. Additionally, while our executive compensation programs are designed to promote a long-term connection between pay and performance, the Board currently believes that an annual advisory vote on executive compensation is consistent with seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

        The vote on Proposal Five is advisory, which means that the vote on the frequency of future advisory votes on executive compensation is not binding on us, the Board or the Compensation Committee. You may cast your vote by choosing the option of one year, two years, or three years, or abstain from voting on this proposal.

Recommendation of the Board

The Board recommends a vote for holding future advisory votes on executive compensation every "ONE YEAR."

EXECUTIVE OFFICERS

        Certain information concerning our executive officers as of the date of this proxy statement is set forth below, except that information concerning Mr. Beauchamp is set forth above under "Proposal One: Election of Directors."

Name	Age	Position
Kenneth W. Berryman	43	Senior Vice President, Strategy and Corporate Development
Hollie S. Castro	42	Senior Vice President, Administration
D. Stephen Goddard, Jr.	55	Senior Vice President, Business Operations
William D. Miller	60	Senior Vice President, President—Mainframe Service Management
Stephen B. Solcher	50	Senior Vice President, Chief Financial Officer
T. Cory Bleuer	41	Vice President, Controller and Chief Accounting Officer

        Mr. Berryman was appointed Senior Vice President, Strategy and Corporate Development in September 2010. Prior to joining us, Mr. Berryman served in various leadership roles at Symantec Corporation from 2007 to 2010, including most recently as Senior Vice President, Strategy and Emerging Businesses. From 2002 to 2007, Mr. Berryman was a partner at McKinsey & Company, and he served as a consultant at McKinsey from 1997 to 2002. Mr. Berryman was a research scientist at Princeton University from 1995 to 1997.

        Ms. Castro was appointed Senior Vice President, Administration in September 2009. Prior to joining us, Ms. Castro served as Senior Vice President of Corporate Services for Talisman Energy from October 2008 to September 2009. She was the CEO of Global Rainmakers Coaching and Consulting from July 2006 to October 2008. From October 2000 to July 2006, Ms. Castro served as Vice President, Human Resources for Cisco Systems, Inc. She also served as an HR Executive for General Electric from August 1996 to October 2000.

        Mr. Goddard was appointed Senior Vice President, Business Operations in November 2008. Prior to this appointment, Mr. Goddard served as Vice President, Assurance from April 2007 to October 2008. He joined us in July 2003 and served in management positions in both Finance and IT. Prior to joining us, Mr. Goddard was with Arthur Andersen for 25 years, serving in various client serving and leadership positions including as the Gulf Coast Managing Partner.

        Mr. Miller was appointed Senior Vice President, President of Mainframe Service Management ("MSM") in November 2008. He served as Senior Vice President, General Manager, MSM from February 2007 to October 2008. Mr. Miller served as Vice President, General Manager, MSM from April 2006 to February 2007. Mr. Miller joined us in July 2002 and served in various senior management positions in our mainframe business unit, including General Manager from April 2004 to April 2006. Mr. Miller joined Bindview Development as Senior Vice President of Sales and Services in July 2000 and was promoted to Chief Operating Officer in October 2001 before joining us. Mr. Miller left IBM in 2000 after working with IBM for 21 years in various technical and sales positions and was Vice President, EMEA, Industrial Sector for his last assignment at IBM.

        Mr. Solcher was appointed Senior Vice President and Chief Financial Officer in December 2005. From August 2005 to December 2005, Mr. Solcher served as our interim Chief Financial Officer. Prior to this appointment, Mr. Solcher had served as our Vice President of Finance and Treasurer for more than five years. Mr. Solcher joined us in 1991 as Assistant Treasurer.

        Mr. Bleuer was appointed Vice President, Controller and Chief Accounting Officer in August 2006. Prior to joining us, Mr. Bleuer was the Vice President and Controller of EMC Corporation's Captiva Software group from December 2005 to July 2006 and was Vice President and Corporate Controller of Captiva Software Corporation from February 2005 to December 2005. Prior to joining Captiva Software Corporation, Mr. Bleuer was with Fair Isaac Corporation serving as the Corporate Controller from August 2004 to February 2005 and as Director, Corporate Finance and Accounting from August 2002 to August 2004. From June 2000 to August 2002, Mr. Bleuer served as Corporate Controller of HNC Software Inc.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of June 1, 2011 information with respect to persons or groups owning beneficially (to our knowledge) more than five percent of our Common Stock.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent
FMR LLC(1)	20,811,001	11.7%
82 Devonshire Street
Boston, MA 02109
Dodge & Cox(2)	12,524,928	7.1%
555 California Street, 40th Floor
San Francisco, CA 94104
Ameriprise Financial, Inc.(3)	11,098,596	6.1%
145 Ameriprise Financial Center
Minneapolis, MN 55474
BlackRock, Inc.(4)	9,879,480	5.6%
40 East 52d Street
New York, NY 10022
Wellington Management Company, LLP(5)	9,395,253	5.3%
280 Congress Street
Boston, MA 02210
The Vanguard Group, Inc.(6)	8,995,548	5.1%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
Information is based solely upon a Schedule 13G filed by FMR LLC with the SEC on February 14, 2011, which reported that FMR LLC has sole voting power with respect to 5,420,484 shares and sole dispositive power with respect to 20,811,001 shares.

(2)
Information is based solely upon a Schedule 13G filed by Dodge & Cox on February 10, 2011, which reported that Dodge & Cox has sole voting power with respect to 11,814,628 shares and sole dispositive power with respect to 12,524,928 shares.

(3)
Information is based solely upon a Schedule 13G filed by Ameriprise Financial, Inc. on February 11, 2011, which reported that Ameriprise Financial, Inc. has shared voting power with respect to 4,120,642 shares and shared dispositive power with respect to 11,098,596 shares.

(4)
Information is based solely upon a Schedule 13G filed by BlackRock, Inc. on January 21, 2011, which reported that BlackRock, Inc has sole voting power and sole dispositive power with respect to 9,879,480 shares.

(5)
Information is based solely upon a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2011, which reported that Wellington Management Company, LLP has shared voting power with respect to 6,518,661 shares and shared dispositive power with respect to 9,395,253 shares.

(6)
Information is based solely upon a Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2011, which reported that The Vanguard Group, Inc. has sole voting power with respect to 227,135 shares, sole dispositive voting power with respect to 8,768,413 shares and shared dispositive power with respect to 227,135 shares.

 SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth the number of shares of Common Stock beneficially owned, as of June 1, 2011, by each current director, by each Named Executive Officer listed in the Fiscal 2011 Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned.

Name	Shares Owned		Shares Covered by Exercisable Options(1)	Shares Issuable Upon Vesting of RSUs(2)	Total Beneficial Ownership	Percent of Common Stock
Jon E. Barfield	5,697		30,000	7,893	43,590	*
Robert E. Beauchamp	317,169		1,086,291	111,914	1,515,374	*
Gary L. Bloom	8,585		57,500	7,893	73,978	*
Meldon K. Gafner	28,485		150,000	7,893	186,378	*
Mark J. Hawkins	1,355		—	7,893	9,248	*
Stephan A. James	1,355		—	7,893	9,248	*
P. Thomas Jenkins	13,485		90,000	7,893	111,378	*
Louis J. Lavigne, Jr.	8,485		47,500	7,893	63,878	*
Kathleen A. O'Neil	13,885		175,000	7,893	196,778	*
Tom C. Tinsley	1,510		100,000	7,893	109,403	*
Denise M. Clolery(3)	—		47,979	22,748	70,727	*
John D. McMahon(4)	10,219		11,659	49,662	71,540	*
William D. Miller	—		37,459	32,492	69,951	*
Stephen B. Solcher	9,839		117,973	29,846	157,658	*
All directors and executive officers as a group (18 persons)	449,559	(5)	2,142,027	358,075	2,949,661	1.7%

*
Represents less than one percent.

(1)
These are shares that may be acquired upon the exercise of stock options which are either exercisable or become exercisable within sixty days after June 1, 2011 under our equity incentive plans.

(2)
These are shares that may be acquired upon the vesting of RSUs which vest within sixty days after June 1, 2011 under our equity incentive plans.

(3)
Ms. Clolery currently serves as Senior Vice President, Special Counsel to the CEO, a non-executive officer position. Through May 27, 2011, Ms. Clolery served as our Senior Vice President, General Counsel and Secretary, an executive officer position.

(4)
Mr. McMahon currently serves as Senior Vice President, Go-to-Market Initiatives, a non-executive officer position. Through March 31, 2011, Mr. McMahon served as our Senior Vice President, Worldwide Sales & Services, an executive officer position.

(5)
Includes 1,562 shares of restricted stock subject to forfeiture, as to which the holder has sole voting power but not investment power until vesting.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and the NASDAQ an initial report of ownership of our Common Stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file related to transactions in our Common Stock. Under SEC rules, certain forms of indirect ownership and ownership of our Common Stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

        Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during fiscal 2011 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except one Form 4 for a former executive officer, James W. Grant, which was filed late due to an administrative delay in reporting the sale of shares.

 COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes the principles of our executive compensation program, how we applied those principles in compensating our most senior officers for fiscal 2011, and how we use our compensation program to drive and reward excellent performance.

Executive Summary

        Our key executive compensation decisions for fiscal 2011 included the following:

  •
  Reintroducing performance-based equity grants as a component of our Named Executive Officers' compensation to strengthen the pay for performance relationship of our executive compensation program;

  •
  Reconstituting the peer group of companies which we utilize to make competitive executive compensation comparisons; improving the match to, and increasing the number of, similar size companies in our sector;

  •
  Utilizing measures (bookings, operating margin and total shareholder return ("TSR")) within our incentive programs to closely link stockholder interests and operational success to executive compensation;

  •
  Maintaining a position of competitive base salaries and minimal perquisites;

  •
  Amending executive officers' employment agreements to eliminate prior tax gross-up provisions;

  •
  Being judicious in the use of equity awards—well within investment advisory burn rate policies; and

  •
  Not providing tax gross-ups on any portion of our executives' current or potential compensation, with the exception of certain taxable relocation expenses.

        We believe that our actions in fiscal 2011 show that we have closely linked pay to performance.

        BMC performed very well in fiscal 2011, with our Common Stock price reaching a 10-year high during the last fiscal year. BMC achieved Company record fiscal year results across key financial metrics, including bookings, Enterprise Service Management ("ESM") license bookings, revenue, non-GAAP operating income, non-GAAP EPS and cash flow from operations. We also continue to enhance stockholder value by returning cash to stockholders through our stock repurchase program. During fiscal 2011, we repurchased approximately 10.6 million shares of Common Stock for a total value of $439.0 million.

        Specifically for fiscal 2011, our Chief Executive Officer earned 107% of his target short-term incentive pay, based on Company attainment against pre-established bookings and operating margin targets, while our Named Executive Officers earned an average of 106% of their target short-term incentives based on Company attainment of bookings and operating margin targets. For further discussion of the short-term incentive payouts, see "Short-term Incentives."

Named Executive Officers

        This CD&A explains how our compensation programs are designed and operate in practice with respect to our executives and specifically the following Named Executive Officers:

  •
  Robert E. Beauchamp, President and Chief Executive Officer;

  •
  Denise M. Clolery, Former Senior Vice President, General Counsel and Secretary*;

  •
  John D. McMahon, Former Senior Vice President, Worldwide Sales & Services*;

  •
  William D. Miller, Senior Vice President, President—MSM; and

  •
  Stephen B. Solcher, Senior Vice President, Chief Financial Officer.

*
Notes: Effective May 27, 2011, Ms. Clolery is serving as Senior Vice President, Special Counsel to the CEO, a non-executive officer position. Effective April 1, 2011, Mr. McMahon is serving as Senior Vice President, Go-to-Market Initiatives, a non-executive officer position.

Executive Compensation Principles

        The Compensation Committee has defined high level executive compensation principles that help shape the structure and levels of pay for our executive officers, including each Named Executive Officer (see "Compensation Elements"). These principles, which are discussed in more detail below, are:

  •
  Align to stockholder interests;

  •
  Connect cash incentives to appropriate short-term measures;

  •
  Attract and retain top talent through equity; and

  •
  Motivate a balance of short-term performance with long-term organizational health.

Align to stockholder interests

        The role our executive officers play in the execution of our business strategy is critical to delivering stockholder return. To be successful, all employees need to understand and deliver results. Our incentive compensation programs are intended to provide for payment on attainment of pre-determined goals that are aligned to stockholder interests and linked to business strategy, key financial measures and stock price performance. Our compensation programs reward success against those goals for key employees, including our Named Executive Officers. We also award equity grants to key employees, including the Named Executive Officers, in order to align them to stockholder interests over the long-term.

Connect cash incentives to appropriate short-term measures

        Our success partly depends upon our executive officers being focused on the critical strategic and tactical objectives that lead to Company success in the short-term. Therefore, performance goals under our short-term incentive compensation programs have been designed to align executive compensation with our business objectives. The design of these compensation programs, the selected performance measures, the targets and the timing of awards and payouts are all geared to drive business performance and stockholder return. During fiscal 2011, performance measures included a combination of bookings and operating margin targets at both corporate and business unit levels to ensure a balanced focus. For fiscal 2012 we are continuing to utilize a combination of these measures at both corporate and business unit levels.

Attract and retain top talent through equity

        Our success depends on attracting and retaining top performing individuals. This is especially true for our executive officers, including the Named Executive Officers. We believe in using equity grants with a combination of time-based vesting and performance-based vesting as a key tool to motivate long-term performance and to retain a stable, high performing team of executive officers. We have used equity to reward executive officers as well as other key employees for their contribution and motivate their continued commitment to the future. During fiscal 2011, we balanced the mix of our executive officers' equity grants with a portion (approximately 25%) utilizing performance-based vesting (see "Compensation Elements").

Motivate a balance of short-term performance with long-term organizational health

        The following table illustrates how performance-based compensation elements, each of which is described in greater detail in the next section, link executive compensation for our executive officers, including the Named Executive Officers, to Company performance and stockholder return over both short-term and long-term time horizons. It also describes how performance ranges affect payout ranges.

	Program	Performance Measures for Fiscal 2011	Timing	Performance Connection to Pay
Short-Term	Short-Term Incentive Plan (STIP)	For Corporate Executives: Corporate Total Bookings and Operating Margin(4) For BU Executives: Corporate Total Bookings, BU Total Bookings, and BU Operating Margin(4)	Quarterly measurement periods, paid semi-annually

–      100% payout for achievement of performance targets

–      200% is the maximum payout level for extraordinary achievement

–      Threshold is the minimum performance level below which no payment is made

–      Measures are directly aligned to the Board approved operating plan

	Discretionary Awards (1)	Individual performance goals	Ad hoc during the fiscal year	– Awards provide a direct link to short-term delivery of business objectives
Long—Term	Long-Term Cash Incentive Plan (LTIP)	Relative TSR against peer companies. For the performance period beginning 4/1/2010, TSR will be measured against the NASDAQ-100 index (trading symbol-QQQ)	Three year measurement period	– Payout maximum is capped at 150% – Threshold performance must be achieved to earn payout
	Performance-Based RSUs (2)	Long-term earnings and TSR	Two and three year performance targets

–      Performance-based RSUs are subject to forfeiture if minimum performance thresholds are not achieved or employment ceases

–      Performance-based RSUs will vest to the extent Board-established goal is achieved

	Stock Options (3)	Stock price appreciation	Monthly vesting over four years	– Reward value is driven by stock price performance above grant date fair market value

(1)
No discretionary cash awards were paid to any executive officers during fiscal 2011.
(2)
Certain Named Executive Officers were granted performance-based RSUs in fiscal 2009 which vested based on our fiscal 2011 non-GAAP earnings per share and were granted additional performance-based RSUs in fiscal 2011 which will vest in fiscal 2013 and fiscal 2014 based upon our relative TSR as measured against the QQQ.
(3)
We did not award any stock options to our Named Executive Officers during fiscal 2010 or 2011. For information on stock options held by each of our Named Executive Officers, see "Outstanding Equity Awards at Fiscal 2011 Year-End."
(4)
Operating margin represents an internal measure of operating margin, consisting of revenue less internally-calculated operating expenses. Corporate operating margin represents an internal measure of consolidated operating margin, consisting of consolidated revenue less internally-calculated operating expenses. Business unit operating margin represents an internal measure of operating margin for our ESM and MSM business units, consisting of business unit revenue less internally-calculated direct and allocated indirect operating expenses.

Determining Executive Compensation (Roles and Process)

        Utilizing the principles described above, the independent members of the Board, upon the recommendation of the Compensation Committee, determine the parameters of the executive compensation program, including appropriate target levels and performance measures. The Compensation Committee then administers the specific executive compensation programs for our executive officers, including with respect to matters where approval by our independent Compensation Committee members is appropriate for tax or regulatory reasons. This section discusses, in greater detail, the roles and process underlying the application of our executive compensation principles.

Role of Management

        The Chief Executive Officer attends portions of Compensation Committee meetings from time to time, but does not participate in discussions regarding his own compensation. The Compensation Committee solicits his input from time to time on compensation philosophy, retention, motivation and goal-setting. The Chief Executive Officer provides input to the Compensation Committee for each of his direct reports based on:

  –
  Comparison of our pay levels to that of our peer companies described in the "Market and Peer Company Comparisons" section;

  –
  Assessment of capability and job complexity; and

  –
  An overall assessment of individual performance and contribution.

        The Chief Executive Officer's input is intended to balance rewarding performance that delivers to the overall strategy of the business and creating a package that retains key executives over time. Our Chief Executive Officer is also responsible for approving underlying programs that seek to align and deliver performance-related pay for all employees below the executive officer level. The Board and Compensation Committee have also authorized the Chief Executive Officer, with the concurrence of the Chairman of the Compensation Committee, to award discretionary cash bonuses to employees, including executive officers, subject to an aggregate limit. For fiscal 2011, this aggregate limit was $570,000; however, no awards were made in fiscal 2011 to any executive officers.

        The Chief Financial Officer participates with the Chief Executive Officer and Board in establishing BMC's operating plan. The operating plan and its key measures form an important foundation for the connection between performance and compensation.

Role of External Advisors

        The Compensation Committee works with an external compensation consultant to assist the Compensation Committee in its duties, including providing advice regarding market trends relating to the form and amount of compensation. In fiscal 2011, the Compensation Committee engaged Compensia, Inc. as its compensation consultant to provide research, review and advice pertaining to executive compensation. Compensia also provides similar consulting services to our Governance Committee regarding non-employee director compensation. Compensia reports directly to the Compensation Committee (and the Governance Committee with respect to non-employee director compensation) and not to management, is independent from BMC Software and has not provided any other services to BMC Software. The total fees paid by BMC Software to Compensia in fiscal 2011 were approximately $173,000.

Role of the Compensation Committee

        As detailed in "Proposal One: Election of Directors—Board Meetings and Committee Composition—Compensation Committee," the Compensation Committee's primary function is to support the Board in fulfilling its oversight responsibilities relating to senior management performance, compensation and succession. The Compensation Committee operates pursuant to a charter, which can be viewed on our website at http://investors.bmc.com.

        Specifically, the Compensation Committee approves, and recommends to the independent members of the Board for approval, the following for our executive officers, including the Named Executive Officers:

  •
  The annual base salary levels;

  •
  The short-term incentive opportunity level and the connection to performance measures;

  •
  The long-term incentive opportunity level and the connection to performance measures;

  •
  Employment agreements, severance arrangements and change in control agreements/provisions;

  •
  Any special or supplemental benefits or perquisites; and

  •
  Levels, vesting terms and appropriate forms of equity-based compensation.

        The Compensation Committee obtains input from our Chief Executive Officer and management and consults with its compensation consultant as described above to ensure the appropriate information is provided for proper decision-making.

Market and Peer Company Comparisons

        In determining the compensation elements and amounts for the executive officers, including the Named Executive Officers, the Compensation Committee and our Chief Executive Officer review the compensation practices and levels at certain peer companies. Generally, this peer group analysis is used to ensure that our compensation programs and individual compensation levels are competitive in order to attract and retain high performing talent.

        For fiscal 2011, the peer companies were:

Fiscal 2011 Peer Companies

Activision Blizzard, Inc.	McAfee, Inc.
Adobe Systems, Incorporated	NetApp, Inc.
Autodesk, Inc.	Paychex, Inc.
Brocade Communications Systems, Inc.	Salesforce.com, Inc.
CA, Inc.	Sybase, Inc.
Citrix Systems, Inc.	Symantec Corporation
Compuware Corporation	Synopsys, Inc.
Electronic Arts Inc.	Teradata Corporation
Intuit Inc.	VeriSign, Inc.
Juniper Networks, Inc.	VMware, Inc.
Lender Processing Services, Inc.

        With assistance from management and the Compensation Committee's external compensation consultant, the Compensation Committee and our Chief Executive Officer reviewed compensation data from the peer company proxy statements and independent survey sources. This exercise is intended to ensure the competitiveness of each compensation component, as well as the total compensation package. The Compensation Committee generally targets overall executive compensation to deliver pay levels that are competitive with the peer companies, paying around the middle of the market for base salary and in the top quartile for equity and performance-oriented pay. Though benchmarking data informs decisions, the Compensation Committee also applies its subjective judgment in determining the pay levels of individual executives. Factors the Compensation Committee considers when making these judgments include the Company's performance, individual performance and the scope of each executive officer's role.

        We supplemented the compensation data from public disclosures for the peer companies listed above with analysis of data from the Radford Technology Survey. For this additional analysis, we utilized data from companies ranging from $1 billion to $3 billion in annual revenue.

        For fiscal 2011, our relative TSR, including for purposes of LTIP performance periods beginning April 1, 2010, was measured against the performance of the NASDAQ-100 Index (trading symbol—QQQ), which includes 100 of the largest non-financial companies listed on the NASDAQ based on market capitalization.

        To ensure that our compensation practices and levels remain competitive, the Compensation Committee has reconstituted the peer company list for fiscal 2012 to include the following software and technology companies of similar revenue size to us:

Fiscal 2012 Peer Companies

Activision Blizzard, Inc.	Intuit Inc.
Adobe Systems Incorporated	Juniper Networks, Inc.
Akamai Technologies, Inc.	NetApp, Inc.
Autodesk, Inc.	Salesforce.com, Inc.
Brocade Communications Systems, Inc.	Symantec Corporation
CA, Inc.	Synopsys, Inc.
Citrix Systems, Inc.	Teradata Corporation
Compuware Corporation	VeriSign, Inc.
Electronic Arts Inc.	VMware, Inc.

        The above companies fall within a range of approximately one-half to three times our annual revenue. Since McAfee and Sybase were acquired, and Lender Processing Services was both lagging in terms of market capitalization and in a dissimilar business, these three companies have been removed from the peer company list for fiscal 2012. Akamai Technologies was added to the peer companies based on the nature and scope of its business. Other than these changes, the peer company list remains the same as that utilized during fiscal 2011. The Compensation Committee will continue to use broader technology industry survey data from similarly-sized companies in its assessment of the competitive market where sufficient data is not available from the peer company list.

Process for Implementing the Philosophy

        Beginning in the fourth quarter of our fiscal year and proceeding into the first quarter of the subsequent fiscal year, the Compensation Committee reviews, approves and recommends to the independent members of the Board:

  1.
  The total pay package for the Chief Executive Officer, including base salary, short-term incentive targets and long-term cash and equity-based awards;

  2.
  Changes in any compensation programs for our executive officers, including the Named Executive Officers; and

  3.
  The performance targets and relationship to payouts of short-term and long-term incentives.

        Following the end of the fiscal year and at predetermined performance periods, the Compensation Committee certifies performance in its administrative capacity under each of the incentive plans and approves the corresponding payouts. It will also review, approve and recommend to the Board any adjustments to performance measures that result from extraordinary business situations such as material acquisitions.

Equity Granting Policies

        Each of our equity award plans is administered by the Compensation Committee and requires that stock options be granted with an exercise price no less than the fair market value of the Common Stock on the date of grant. Absent an express delegation to another person or group, the Compensation Committee is the body which approves the granting of awards under our equity award plans. Prior to the Compensation Committee granting equity to executive officers, the independent members of the Board authorize equity award levels for our executive officers. Except in the case of newly hired executives, we generally do not grant equity awards to executive officers during a "black-out" period under our Securities Trading Policy.

Compensation Elements

        The following table describes each executive compensation element utilized in fiscal 2011 for our Named Executive Officers based on the philosophy and process described above as well as each element's link to our compensation philosophy.

Compensation Element	Philosophy Statement	Retain	Reward Short-Term Performance	Reward Long-Term Performance	Align to Stockholder Interests
Base Salary	We intend to provide base salaries competitive to the market of industry peers and across other industries where appropriate. Base salary maintains a standard of living, is used to compete in the market for talent and forms the foundation for our other reward vehicles.	X
Short-Term Incentive Plan (STIP)
	STIP rewards specific quarterly performance against business measures set by the Board. Paid semi-annually, the amount of the reward is determined by formula and can vary from 0% to 200% of an individual executive's target incentive. To achieve top payout, our performance must significantly outperform targets set above external expectations.		X		X
Total Target Cash (Base + STIP)	We design total target cash elements to ensure a proper balance of cash payouts annually. The mix of base and STIP is determined for each position to encourage the right motivation in the short run.	X	X		X
Long-Term Cash Incentive Plan (LTIP)
	The LTIP is a long-term cash incentive award that rewards TSR relative to industry peers, typically over a three-year period. For LTIP awards granted in fiscal 2011, our TSR must be no more than 24 points below the QQQ. To receive 100% payout, our TSR must match the QQQ. Maximum payout of 150% requires that our TSR must be 24 points or better than the QQQ.	X		X	X

Compensation Element	Philosophy Statement	Retain	Reward Short-Term Performance	Reward Long-Term Performance	Align to Stockholder Interests
Performance-Based RSUs	Performance-based RSUs have been awarded to Named Executive Officers in fiscal 2011. The RSUs vest in full only if we achieve the pre-established performance targets, assuming continued employment. Partial or enhanced vesting, to a maximum of 150% of the number of target shares is possible, based on the TSR performance of the Company in comparison to the QQQ. Our TSR must be no more than 49 points below the QQQ to receive any vesting. To receive 100% of the target number of shares, our TSR must match the QQQ. Maximum vesting (150% of the target number of shares) requires that our TSR must be 25 points or better than the QQQ. Vesting of earned shares is at the rate of 50% after 2 years and 50% after 3 years.	X		X	X
Time-Based RSUs
	Time-based RSUs directly focus on retention while providing an opportunity for increased rewards as stockholder return increases. Typically, these awards vest equally over three years, assuming continued employment.	X		X	X
Benefits
	We offer our Named Executive Officers benefits programs that provide protections for health, welfare and retirement, generally consistent with that offered other employees. A deferred compensation program is also provided for tax advantaged savings beyond the limits of qualified plans under Section 401(k). Investment choices are market based.	X

        The following charts illustrate the percentage of total target compensation of our Chief Executive Officer and the average for our other Named Executive Officers, respectively, for each compensation element. These percentages represent the target levels for each element approved for fiscal years 2011 and 2012. Equity awards represent the grant date fair market value. For fiscal 2011, we reintroduced performance-based RSUs, based on our TSR in comparison to the NASDAQ-100 Index, as a portion of the equity grants to our Chief Executive Officer and our Named Executive Officers. We believe our mix of short-term and long-term cash incentive plans provide compensation elements for our executive officers to focus on delivery of performance against business goals and relative performance against peer and similar companies. For fiscal 2012, equity grants to our Chief Executive Officer and our Named Executive Officers will be equally weighted (50/50) between time-based and performance-based RSUs.

Fiscal Year 2011

CEO Target Pay Summary	Other Named Executive Officers Target Pay Summary

Fiscal Year 2012

CEO Target Pay Summary	Other Named Executive Officers Target Pay Summary

Base Salary

        Base salary for our executive officers, including the Named Executive Officers, represents the basis for competing in the market for similar positions of industry peers and across industries where appropriate. We generally adjust salaries for executive officers when the peer group data shows a significant deviation versus the market, to recognize outstanding individual performance, or to recognize a significant revision to an individual's responsibilities.

        Due to uncertain economic conditions causing cautionary expense management in fiscal 2010, no salary increases were given to Named Executive Officers during fiscal 2010. During fiscal 2011 our Named Executive Officers' base salaries were held at prior year levels with the exception of Mr. McMahon, whose base salary was increased on May 1, 2010 by $100,000 along with an equal offsetting reduction in his annual target bonus, resulting in no net change to his annual total target cash compensation. For fiscal 2012, commensurate with the previously announced change in Mr. McMahon's job responsibilities, he no longer serves as an executive officer and his compensation has been adjusted accordingly.

        Additionally, effective May 1, 2011, Mr. Beauchamp's annual base salary was increased from $950,000 to $980,000; Mr. Solcher's annual base salary was increased from $475,000 to $550,000; Mr. Miller's annual base salary was increased from $450,000 to $490,000; and Ms. Clolery's annual base salary was increased from $400,000 to $430,000. These increases were based upon maintaining our competitive compensation market position, consistent with our philosophy, and reflect the first base salary increases in five, three, three, and four years, respectively, for these Named Executive Officers.

Short-term Incentives

        During fiscal 2011, our short-term incentive plan involved two categories of measures within which specific performance targets were established, as set forth in the following two tables:

Category	Measure	Weight	Why
Corporate Executives(1)	Corporate Bookings(3) (measured quarterly)	60%	Provides focus on driving sales from both Business Units, representing current consolidated business health
	Corporate Operating Margin(4) (measured quarterly)	40%	Provides clear connection to consolidated earnings, expense control and business efficiency
Business Unit Executives(2)	Corporate Bookings(3) (measured quarterly)	20%	Provides focus on driving sales from both Business Units representing current consolidated business health
	Business Unit Bookings(3) (measured quarterly)	40%	Provides focus on driving Business Unit sales representing current Business Unit health
	Business Unit Operating Margin(4) (measured quarterly)	40%	Provides clear connection to Business Unit earnings, expense control and business efficiency

(1)
Corporate executives are those officers whose short-term incentive pay is tied to overall corporate results, not to a specific business unit. Messrs. Beauchamp and Solcher and Ms. Clolery participated in this group.

(2)
Messrs. Miller and McMahon participated as business unit executives.

(3)
Bookings represent an internal measure of the committed contract value of license and maintenance orders plus delivered professional services revenue.

(4)
Operating margin represents an internal measure of operating margin, consisting of revenue less internally-calculated operating expenses. Corporate operating margin represents an internal measure of consolidated operating margin, consisting of consolidated revenue less internally-calculated operating expenses. Business unit operating margin represents an internal measure of operating margin for our ESM and MSM business units, consisting of business unit revenue less internally-calculated direct and allocated indirect operating expenses.

        The specific fiscal 2011 performance targets and actual and calculated percentage payouts for the Named Executive Officers are set forth in the following table:

	Bookings (in millions)			Operating Margin (in millions)
BU Measures	Plan	Actual	Calculated Payout %(1)	Plan	Actual	Calculated Payout %(1)
ESM	$1,291	$1,402 109% of Plan	144%	$294	$257 87% of Plan	35%
MSM	$830	$964 116% of Plan	108%	$460	$444 97% of Plan	82%
Corporate (ESM + MSM)	$2,121	$2,366 112% of Plan	160%	$754	$701 93% of Plan	46%

Note: Actual calculations for our business unit targets are completed on a quarterly basis. Because of variations in our financial plan from quarter to quarter, the quarterly targets and resulting attainments are not equally weighted quarter-to-quarter. All totals do not foot due to rounding.

(1)
The Compensation Committee reserves the right to exercise discretion to modify a payout for any individual based on the Compensation Committee's view of such individual's performance and/or our performance during a performance period. The Committee did make such an adjustment as described below.

        The following chart sets forth, for each Named Executive Officer, the fiscal 2011 STIP measures and weighting applicable to such officer, the target incentive amount, the calculated payout as a percentage of target, the actual adjusted payout as a percentage of target and the actual adjusted payout amounts.

Name	STIP Target as % of Base	Target Incentive Amount	Calculated Payout as % of Target(1)	Actual (Adjusted) Payout as % of Target(1)	Actual (Adjusted) $ Payout(1)	STIP Measures & Weightings
Robert E. Beauchamp	150%	$1,425,000	114%	107%	$1,525,605	60% Corporate Bookings; 40% Corporate Operating Margin
Stephen B. Solcher	100%	$475,000	114%	107%	$508,535	60% Corporate Bookings; 40% Corporate Operating Margin
Denise M. Clolery	100%	$400,000	114%	107%	$428,240	60% Corporate Bookings; 40% Corporate Operating Margin
John D. McMahon	100%	$500,000	104%	101%	$506,500	20% Corporate Bookings; 40% ESM Bookings; 40% ESM Operating Margin
William D. Miller	120%	$540,000	113%	106%	$570,780	20% Corporate Bookings; 40% MSM Bookings; 40% MSM Operating Margin

(1)
Upon the recommendation of management, the Compensation Committee exercised discretion to reduce payouts under the STIP, based upon consideration of the closing of a transaction which had not been considered when establishing the operating plan and performance measures for fiscal 2011. This reduction averaged 5.6 percent of the pre-adjusted ("calculated") STIP payout for the Named Executive Officers for fiscal 2011.

        For fiscal 2012, Mr. Beauchamp's annual target bonus, as a percentage of base salary, will be 160%. The performance measures have been established for fiscal 2012 for the STIP. Except for Mr. Beauchamp as noted above, the target annual incentives as a percentage of base salary for the Named Executive Officers are unchanged from those disclosed in the table above. For fiscal 2012, for Messrs. Beauchamp and Solcher and Ms. Clolery, 60% of their annual incentive will be based on whether and the extent to which we achieve quarterly total bookings targets and 40% will be based on whether and the extent to which we achieve quarterly internally calculated operating margin targets. For Mr. Miller, 20% of his annual incentive will be based on whether and the extent to which we achieve quarterly total bookings targets, 40% will be based on whether and the extent to which our MSM business unit achieves quarterly bookings targets and 40% will be based on whether and the extent to which our MSM business unit achieves quarterly internally calculated operating margin targets. The actual bonus payments under such awards may be less than or greater than the target amounts depending on whether and the extent to which the goals upon which such bonuses are based are achieved.

Discretionary cash awards

        To drive and reward specific short-term initiatives, the Board authorizes the Chief Executive Officer to use a discretionary cash pool each year with the concurrence of the Chairman of the Compensation Committee. The pool can be used for both executive officers and other employees. For fiscal 2011, an aggregate discretionary pool of $570,000 was authorized. No awards were made to Named Executive Officers from this pool in fiscal 2011.

Long-term Incentives

        During fiscal 2011, the elements of our compensation plan that are designed to incent performance over a longer time period consisted of:

  •
  Equity awards in the form of time-based and performance-based RSUs, and

  •
  The LTIP, a cash-based, long-term incentive program.

        In fiscal 2011, our Compensation Committee granted to our Named Executive Officers RSUs as set forth in the "Fiscal 2011 Summary Compensation Table" and the "Grants of Plan-Based Awards in Fiscal 2011" table. In determining the dollar value of RSUs to grant to each of our Named Executive Officers, the Compensation Committee used the following factors: existing unvested awards held by individual officers, performance and potential of the executive, the intended value so as to place total direct compensation (the sum of base, bonus and long-term vehicles at target) in the top quartile of the competitors, and retention in the form of unvested equity value. The Compensation Committee does not determine the awards on a mathematical formula but takes all factors into account, none of which is dispositive.

        The use of long-term incentives aligns executives' personal financial interests with stockholder interests and assists in retention of our executive team. In fiscal 2011, we rebalanced our mix of long-term equity vehicles to include performance-based RSUs, consistent with the intent to increase the use of performance-based equity as communicated in our 2010 proxy statement. Equity awards granted in fiscal 2011 require the executives to earn the rewards through a combination of Company performance (in the case of performance-based RSUs) and continued employment. All equity compensation vehicles represent an "ownership" linkage to long-term stockholder interests. Equity awards and LTIP payouts increase in value through Company stock price performance, thus aligning these tools directly with stockholder value. From one year to the next, the Compensation Committee weighs the need to focus on performance versus retention. We review our long-term incentive practices against our competitors to generally assess the competitiveness of our overall long-term incentive program, with the goal of providing upper quartile awards where warranted by performance.

        We also utilized performance-based RSUs in fiscal 2009 which vested based on our fiscal 2011 non-GAAP EPS. In addition, our Chief Executive Officer received an award of performance-based RSUs in fiscal 2009 vesting one-third per year based on our relative TSR as compared to certain peer companies. The following table sets forth the performance requirements for each of the performance-based equity awards that have been granted and are still outstanding or were concluded in fiscal 2011. The Compensation Committee determined that the primary focus for using equity in fiscal 2010 was to establish retention and therefore did not provide new awards of performance-based RSUs. However, the Compensation Committee did again utilize performance-based equity as a component of its fiscal 2011 equity awards for Named Executive Officers.

Vesting of Performance-Based RSUs
Fiscal Year of Award	Performance after 2 years	Performance after 3 years	Outcome
2009	Not applicable	100% vesting on fiscal 2011 performance against non-GAAP EPS target of $3.30	Our non-GAAP EPS for fiscal 2011 was $2.99 resulting in 73.73% of the performance-based RSUs vesting.
2009 (CEO award)	Up to 1/3 of total award vesting on TSR performance against certain peer companies	Up to 1/3 of total award vesting on TSR performance against certain peer companies

•       Our relative TSR was in the 56th percentile for the second year, resulting in approximately 57% of the eligible shares vesting.

•       The performance for the third year is to be determined during fiscal 2012.

2010	Not applicable	Not applicable	We did not grant performance-based equity to Named Executive Officers in fiscal 2010.
2011	50% vesting on TSR performance against the QQQ	50% vesting on TSR performance against the QQQ	TBD

        The use of equity is not limited to the Chief Executive Officer and other executive officers. In fact, BMC utilizes equity as a key component of our pay for performance philosophy. Each year, the Compensation Committee approves and oversees awards to employees below the executive level expressly to recognize key talent performance and establish long-term retention. The selection of recipients and award amounts are based on a combination of performance, contribution and future potential. In fiscal 2011, approximately 23% of our employees were selected for an award of time-based RSUs. These employees, not including executive officers, received 80% of the total RSUs granted by the Company in fiscal 2011.

        The LTIP (a cash-based long-term incentive program) is designed to:

  •
  Drive value creation through TSR performance measures;

  •
  Retain top-performing and critical executive officers; and

  •
  Reward executive officers for exceptional stock price performance compared to selected peer technology companies.

        The actual LTIP cash award amount for each participant is dependent on our TSR relative to the selected peer technology companies over the course of the three-year performance period.

LTIP
Fiscal of Award	TSR Measurement	Payout Scale			Outcome
2009	BMC 3 year TSR against list of peer companies	≤ 30th percentile of peer group = 50th percentile of peer group = 65th percentile of peer group ≥ 80th percentile of peer group	= = = =	0% payout 75% payout 100% payout 150% payout	96.7% payout as our TSR achieved the 63rd percentile
2010	BMC 3 year TSR against list of peer companies	≤ 30th percentile of peer group = 50th percentile of peer group = 65th percentile of peer group ≥ 80th percentile of peer group	= = = =	0% payout 75% payout 100% payout 150% payout	TBD
2011	BMC 3 year TSR against QQQ	More than 24 points under QQQ 24 points less than QQQ 12 points less than QQQ TSR matches QQQ 12 points above QQQ 24 points above QQQ	= = = = = =	0% payout 50% payout 75% payout 100% payout 125% payout 150% payout	TBD

        TSR is calculated using the performance period as follows:

Last day adjusted closing price for each company—beginning day adjusted closing price

Adjusted closing price for each peer company from the first day of the performance period

        For the first period in which an individual participates (new hires or newly promoted executives), the Compensation Committee establishes two performance periods and divides the total targeted cash amount for such participant into two equal amounts. The first performance period is eighteen months, and the second performance period is three years.

        If a participant is no longer employed due to disability or death, then targeted cash amounts are prorated. In the event of a termination following a change in control, targeted cash amounts are prorated based on relative TSR as if the performance period ended on the date of the change in control. In the event of terminations other than change in control terminations, death or disability, awards are forfeited.

        The following graph shows our TSR as compared to the peer companies used for the LTIP over the period April 1, 2008 to March 31, 2011:

Total Shareholder Return

        At the conclusion of fiscal 2011, Messrs. Beauchamp, Solcher, McMahon and Miller and Ms. Clolery received payouts for LTIP awards that measured our TSR during the three-year period April 1, 2008 through March 31, 2011. Each of these awards were paid at 96.7% of target since our relative TSR was at the 63rd percentile (based on the performance payout scale applicable to such performance period). These awards are included in the "Fiscal 2011 Summary Compensation Table." At the time the 3-year awards were made in April 2008, the Compensation Committee selected the companies most appropriate to compare our performance based on their direct fit to our business model and system software focus. The companies so chosen were: Compuware, McAfee, Oracle, Adobe Systems, CA, SAP, Symantec, Microsoft, Sybase and Citrix Systems. For fiscal 2010, McAfee and Sybase were originally included in the list of peer companies but have subsequently been removed due to their being acquired. For fiscal 2012 we plan to cease granting long-term cash awards and instead weight performance-based equity heavier in the executive officers' mix of total compensation.

Benefits and Perquisites; Employee Benefit Plans

        We do not provide material perquisites or personal benefits to Named Executive Officers that are not provided to the general employee population. Historically, BMC had reimbursed executive officers for costs and associated imputed income taxes associated with spousal travel to certain company events. While we will continue to pay travel costs for spouses to attend appropriate company events, we no longer "gross up" or pay the taxes on the imputed income resulting from these costs.

        Our Named Executive Officers participate in generally the same benefits programs, such as health insurance and 401(k) retirement savings plans, as all other employees with no differentiation or supplementation. We provide a company paid supplemental disability program for vice presidents and executive officers who enrolled in such program prior to its closure to new participants in March 2007. Of our Named Executive Officers, Messrs. Beauchamp, Solcher and Miller and Ms. Clolery participated in the supplemental disability program in fiscal 2011. Mr. McMahon was not eligible to join the supplemental disability program based on his start date with us. We also provide relocation expense reimbursement for new hires. The level of reimbursement eligibility varies based on an employee's job level within the organization. Vice presidents and executive officers generally qualify for the same level of reimbursement eligibility. Actual reimbursement is dependent upon actual relocation expenses incurred and verified, and is subject to a cap. In addition, we provide an employee stock purchase program to our employees in several countries; however, our executive officers are ineligible to participate.

Deferred Compensation Plan

        We have a non-qualified deferred compensation plan for a select group of management or highly compensated employees in which the Named Executive Officers are also eligible to participate. Company contributions are permitted under the plan; however, this is not our typical practice and we have not made Company contributions for any of the Named Executive Officers. We do not maintain a SERP or any defined benefit type deferred compensation plan for any Named Executive Officers.

Other Compensation Items

Impact of Accounting on Executive Compensation

        We have historically used stock options, RSUs and other long-term equity incentives as a fundamental component of our executive officer and key employee compensation packages. As a result of accounting rules adopted at the beginning of fiscal 2007, we record charges to GAAP earnings for such equity compensation, which negatively impact earnings. However, we believe that, for our executive officers and other key employees, equity awards continue to play a significant role in motivation and retention. For a more detailed explanation of the accounting treatment of share-based compensation, please see Footnote 9 "Share-Based Compensation" to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

Ownership Guidelines and Claw-back Provisions:

        Effective April 2011, we adopted ownership guidelines for our Chief Executive Officer and other executive officers that will require our Chief Executive Officer to own shares of Common Stock representing a value of 3 times his or her base salary and for each other executive officer reporting to the Chief Executive Officer to own shares of Common Stock representing a value equal to their base salaries by April 27, 2016 or 5 years after their hire date, whichever is later. As of June 1, 2011, our Chief Executive Officer owns 316,076 shares of Common Stock.

        Upon the issuance of final claw-back rules by the SEC, under Section 954 of the Dodd-Frank Act, which are expected later this year, we intend to implement provisions to comply with such regulations.

Severance and Change in Control Benefits

        We believe that severance arrangements, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining executive officers, are an important part of an executive's compensation, and are consistent with competitive practices. Accordingly, we provide such arrangements for our Named Executive Officers and other executive officers. We believe that the occurrence, or potential occurrence, of a change in control will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly impacting senior executives of the target company. In order to encourage our executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers, including the Named Executive Officers, with severance benefits if their employment is terminated without cause or by the executive for good reason within the first twelve months after a change in control. Because a termination by the executive for good reason, as defined by the IRS in section 409A, is conceptually the same as a termination without cause, and potential acquirers would otherwise have an incentive to constructively terminate the executive's employment to avoid paying severance, it is appropriate to provide severance benefits in these circumstances. In the case of our Named Executive Officers, these benefits are provided under employment agreements which are described in more detail under "Potential Payments upon Termination or Change in Control." However, our severance and change in control arrangements are within most stockholder guidelines for such arrangements, only accelerating existing stock awards in the case of a double trigger event (change in control and subsequent termination) and providing only one to two years in annual cash compensation.

        In April 2010, we amended the employment agreements with our Named Executive Officers and other executive officers such that they no longer contain provisions providing that we would compensate or "gross up" the Named Executive Officer or other executive officer for the Internal Revenue Code Section 4999 excise tax or any additional taxes on the gross-up payment.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code provides that we may not deduct for federal income tax purposes compensation of more than $1,000,000 paid in any year to the Chief Executive Officer or any of the three other most highly compensated executive officers, excluding the Chief Financial Officer, unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other conditions are met. We generally design and administer executive compensation programs, particularly stock options, performance-based RSUs, the STIP and LTIP, to preserve the deductibility of compensation paid to our executive officers, and we believe that a reasonable portion of our current executive compensation program satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, from time to time, certain elements of our executive compensation program may not comply with all the requirements of Section 162(m) and the payouts associated with such elements are subject to the $1,000,000 deduction limit. Awards of time-based restricted stock and time-based RSUs are subject to the $1,000,000 deduction limit. We reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal income tax deductibility of compensation paid under those plans.

Report of the Compensation Committee

        The Compensation Committee, which is comprised solely of independent members of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters. The Compensation Committee has reviewed and discussed the "Compensation Discussion and Analysis" section of this proxy statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the "Compensation Discussion and Analysis" section be included in this proxy statement.

  COMPENSATION COMMITTEE
  Gary L. Bloom,   Chairman
  Meldon K. Gafner
  Stephan A. James
  P. Thomas Jenkins
  Tom C. Tinsley

COMPENSATION RISK ASSESSMENT

        The Compensation Committee considers, in establishing and reviewing our overall compensation programs, whether these programs and their various elements encourage or motivate employees to take inappropriate risks or introduce excessive business risk. During fiscal 2011, at the direction of the Compensation Committee our compensation practices and policies were reviewed by our internal Enterprise Risk Management and Compensation organizations, and the findings were presented to the Compensation Committee for consideration. The Compensation Committee considered the findings of the assessment and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they do encourage is not reasonably likely to materially harm our business or financial condition.

        In regard to the compensation program relative to business risk, we offer a mixture of short-term and long-term incentives to our executive officers to balance their motivations. We also have in place numerous business controls, such as maximum payout levels in executive incentive plans, approvals and audit processes to mitigate and manage the risk that may arise as a result of focus on short-term, quarterly performance. The Compensation Committee believes that the design of our compensation programs as outlined in "Compensation Discussion and Analysis" places emphasis on long-term incentives. While a portion of total compensation is tied to short-term performance, the Compensation Committee concluded that emphasis on long-term incentives appropriately balances risk and aligns the executive officers' motivations for BMC's long-term success, including stock price performance. During fiscal 2011 we also reintroduced performance-based equity to our executive compensation grants to ensure a portion of compensation will be tied closely to long-term stockholder interests. We have introduced stock ownership guidelines, described in "Compensation Discussion and Analysis," which will require a level of stock ownership by our Chief Executive Officer and executive officers directly reporting to him, that we believe appropriately align their interests with those of our stockholders.

        Given the factors discussed above, we conclude that nothing inherent within the compensation program design increases the likelihood of a material risk being encouraged or introduced outside of the normal course of business practices.

 EXECUTIVE COMPENSATION

Fiscal 2011 Summary Compensation Table

        The following table sets forth information concerning the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our three highest compensated executive officers (collectively, our "Named Executive Officers") during fiscal 2011.

				Stock Awards ($)(3)
								Non-Equity Incentive Plan Compensation ($)(7)
										All Other Comp ($)(9)
		Salary ($)	Bonus ($)	Perf. Based		Time Based	Option Awards ($)(6)				Total ($)
Name and Principal Position	Year							STIP	LTIP(8)
Robert E. Beauchamp	2011	950,000	—	2,218,319	(5)	6,582,099	—	1,525,605	1,377,975	18,814	12,672,812
President and CEO	2010	950,000	—	—		8,942,354	—	1,326,675	855,000	18,814	12,092,843
	2009	950,000	—	5,850,985	(4)	12,587,110	3,830,011	1,127,027	2,100,000	21,992	26,467,125
Stephen B. Solcher	2011	475,000	—	517,597	(5)	1,535,826	—	508,535	348,120	16,676	3,401,754
SVP and CFO	2010	475,000	—	—		2,086,518	—	442,225	192,000	16,028	3,211,771
	2009	471,250	73,000	825,195		2,544,795	1,092,611	375,676	225,000	15,514	5,623,041
Denise M. Clolery(1)	2011	400,000	—	409,298	(5)	1,214,505	—	428,240	193,400	18,554	2,663,997
Former SVP, General Counsel and Secretary
John D. McMahon(2)	2011	491,667	—	744,195	(5)	2,208,226	—	506,500	145,050	10,378	4,106,016
Former SVP, WW Sales &	2010	400,000	—	—		1,987,132	—	517,080	187,500	8,108	3,099,820
Services	2009	357,606	83,000	—		6,009,680	1,447,890	472,162	—	1,382	8,371,720
William D. Miller	2011	450,000	—	633,465	(5)	1,869,923	—	570,780	328,780	19,949	3,872,897
SVP, President – MSM	2010	450,000	—	—		2,533,645	—	537,624	186,000	20,553	3,727,822
	2009	447,083	50,000	707,310		2,413,360	1,033,868	433,571	150,000	21,132	5,256,324

(1)
Ms. Clolery was not a Named Executive Officer in fiscal years 2009 and 2010. Ms. Clolery currently serves as Senior Vice President, Special Counsel to the CEO, a non-executive officer position. Through May 27, 2011, Ms. Clolery served as our Senior Vice President, General Counsel and Secretary, an executive officer position.

(2)
Mr. McMahon joined us in April 2008 with our acquisition of BladeLogic, and ceased serving as an executive officer April 1, 2011. Mr. McMahon currently serves as Senior Vice President, Go-to-Market Initiatives, a non-executive officer position.

(3)
Represents grant date fair value as determined in accordance with U.S. GAAP for restricted stock and RSU awards granted by the Company in the respective fiscal year, calculated by multiplying the fair value of the award on the date of grant by the number of awards granted. The fair value of restricted stock awards and RSUs is based on the average of the high and low trading price of a share of Common Stock on the date of grant, except for certain awards with market-performance based conditions, for which the fair value was determined using a Monte Carlo simulation model on the date of grant. For a discussion of the specific valuation assumptions used, see Note 9, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

(4)
Included in this amount is $3,571,875 representing the grant date fair value of awards with performance-based conditions. The maximum potential value of these performance-based awards, based on the fair market value of a share of Common Stock on the date of grant multiplied by the number of share awards, is $6,442,500.

(5)
Represents the grant date fair value of RSUs with performance-based conditions granted during fiscal 2011. The maximum potential value of these performance-based awards, based on the fair market value of a share of Common Stock on the date of grant multiplied by the maximum number of awards that could vest, is $3,327,479, $776,396, $613,947, $1,116,293 and $950,198 for Messrs. Beauchamp and Solcher, Ms. Clolery, and Messrs. McMahon and Miller, respectively.

(6)
Represents grant date fair value as determined in accordance with U.S. GAAP for option awards granted by the Company in the respective fiscal year. The grant date fair value was determined using a Black-Scholes option-pricing model on the date of grant. For a discussion of the specific valuation assumptions used, see Note 9, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011.

(7)
Represents amounts earned under our STIP and LTIP based on performance measures satisfied in the fiscal year indicated.

(8)
LTIP awards earned in fiscal 2009 were paid at 150% of target due to extraordinary stock price growth relative to peers, with BMC ranking at or above the 80th percentile during the relevant measurement periods. LTIP awards for Messrs. Beauchamp, Solcher and Miller earned in fiscal 2010 were paid at 60% of target due to BMC ranking at the 56th percentile during the three-year measurement period. As a first-time participant in fiscal 2010, Mr. McMahon received a LTIP payment based on an 18-month measurement period during which BMC ranked at the 70th percentile, resulting in a payment at 125% of target. LTIP awards earned in fiscal 2011 were paid at 96.7% of target due to BMC ranking at the 63rd percentile during the three-year measurement period.

(9)
All other compensation for fiscal 2011 is itemized and described in the following table:

Name	Defined Contribution Plans ($)(a)	Insurance ($)(b)
Robert E. Beauchamp	11,875	6,939
Stephen B. Solcher	12,250	4,426
Denise M. Clolery	12,250	6,304
John D. McMahon	6,250	4,128
William D. Miller	12,250	7,699

(a)
Represents our matching contributions to 401(k) accounts. All 401(k) participants are treated equally with respect to our 401(k), and we do not have preferential matching for our executive officers.

(b)
Represents amounts paid by us on behalf of the Named Executive Officer for term life insurance and supplemental disability insurance.

Grants of Plan-Based Awards in Fiscal 2011

        The following table sets forth information relating to plan-based awards granted to our Named Executive Officers during fiscal 2011.

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)				Grant Date Fair Value of Stock and Option Awards ($)(5)
									All Other Stock Awards: Number of Shares of Stock or Units (#) (4)
Name	Plan Name (1)(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Beauchamp	STIP		712,500	1,425,000	2,850,000
	LTIP		950,000	1,900,000	2,850,000
	Equity	6/07/2010							121,083	4,349,301
		12/06/2010							48,815	2,232,798
		12/06/2010				967	48,361	72,541		2,218,319
Stephen B. Solcher	STIP		237,500	475,000	950,000
	LTIP		300,000	600,000	900,000
	Equity	6/07/2010							28,253	1,014,848
		12/06/2010							11,390	520,979
		12/06/2010				226	11,284	16,926		517,597
Denise M. Clolery	STIP		200,000	400,000	800,000
	LTIP		200,000	400,000	600,000
	Equity	6/07/2010							22,342	802,525
		12/06/2010							9,007	411,980
		12/06/2010				178	8,923	13,384		409,298
John D. McMahon	STIP		250,000	500,000	1,000,000
	LTIP		312,500	625,000	937,500
	Equity	6/07/2010							40,622	1,459,142
		12/06/2010							16,377	749,084
		12/06/2010				324	16,224	24,336		744,195
William D. Miller	STIP		270,000	540,000	1,080,000
	LTIP		281,250	562,500	843,750
	Equity	6/07/2010							34,307	1,232,307
		12/06/2010							13,940	637,616
		12/06/2010				276	13,810	20,715		633,465

(1)
STIP is our Short-Term Incentive Plan, which targets quarterly performance against goals established by the Compensation Committee and Board. Awards under the STIP are paid in cash and are reflected in the column titled "Non-Equity Incentive Plan Compensation—STIP" in the Fiscal 2011 Summary Compensation Table above. The Threshold, Target and Maximum amounts presented above represent such amounts for the fiscal 2011 STIP. Because our STIP incorporates multiple performance measures and measurement periods within the fiscal year, actual payouts could be less than the Threshold amounts presented above if actual performance for one or more measures or measurement periods is below threshold for such measure or period. See "Compensation Discussion and Analysis—Short-term Incentives."

(2)
LTIP is our Long-Term Incentive Plan, which targets our total stockholder return over a three-year period. For each of the Named Executive Officers, the Threshold, Target and Maximum amounts under the LTIP awards shown in this table will be measured over a three-year performance period from April 1, 2010 to March 31, 2013. See "Compensation Discussion and Analysis—Long-term Incentives."

(3)
Performance-based RSUs measure our TSR against the NASDAQ-100 Index over respective two-year and three-year performance periods, with both periods weighted equally. See "Compensation Discussion and Analysis—Long-term Incentives."

(4)
RSUs which vest 1/3 per year from date of grant, assuming continued employment.

(5)
Represents grant date fair value as determined in accordance with U.S. GAAP for RSU awards granted by the Company in fiscal 2011.

Outstanding Equity Awards at Fiscal 2011 Year-End

        The following table sets forth information, as of March 31, 2011, concerning unexercised options, restricted stock awards and RSUs that have not vested for each Named Executive Officer.

						Stock Awards
									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(18)
	Option Awards
								Market Value of Shares or Units of Stock That Have Not Vested ($)(18)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
Robert E. Beauchamp	50,000	—		16.595	05/09/2012
	500,000	—		17.405	05/03/2014
	267,187	17,813	(1)	32.145	06/15/2013
	224,125	101,875	(3)	39.295	06/06/2014
						29,000	(7)	1,442,460
						49,500	(8)	2,462,130
						85,106	(11)	4,233,172
						77,811	(12)	3,870,319
						121,083	(13)	6,022,668
						48,815	(14)	2,428,058
									58,000	(15)	2,884,920
									62,500	(16)	3,108,750
									48,361	(17)	2,405,476
Stephen B. Solcher	60,973	5,313	(1)	32.145	06/15/2013
	63,937	29,063	(3)	39.295	06/06/2014
						10,500	(7)	522,270
						19,800	(10)	984,852
						19,858	(11)	987,737
						18,156	(12)	903,079
						28,253	(13)	1,405,304
						11,390	(14)	566,539
									21,000	(15)	1,044,540
									11,284	(17)	561,266
Denise M. Clolery	56,250	3,750	(1)	32.145	06/15/2013
	40,562	18,438	(3)	39.295	06/06/2014
						7,500	(7)	373,050
						10,560	(10)	525,254
						15,602	(11)	776,043
						14,266	(12)	709,591
						22,342	(13)	1,111,291
						9,007	(14)	448,008
									15,000	(15)	746,100
									8,923	(17)	443,830
John D. McMahon	342	484	(4)	18.80	07/24/2013
	—	14,584	(2)	35.54	05/05/2014
	5,000	25,000	(3)	39.295	06/06/2014
						16,666	(5)	828,967
						26,666	(6)	1,326,367
						12,540	(10)	623,740
						18,912	(11)	940,683
						17,291	(12)	860,054
						40,622	(13)	2,020,538
						16,377	(14)	814,592
									16,224	(17)	806,982

						Stock Awards
									Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(18)
	Option Awards
								Market Value of Shares or Units of Stock That Have Not Vested ($)(18)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)
William D. Miller	12,104	5,188	(1)	32.145	06/15/2013
	12,834	27,500	(3)	39.295	06/06/2014
						9,000	(7)	447,660
						7,000	(9)	348,180
						13,200	(10)	656,568
						24,113	(11)	1,199,381
						22,046	(12)	1,096,568
						34,307	(13)	1,706,430
						13,940	(14)	693,376
									18,000	(15)	895,320
									13,810	(17)	686,909

(1)
Options vest 1/48 per month from date of grant—June 15, 2007.

(2)
Options vest 1/48 per month from date of grant—May 5, 2008.

(3)
Options vest 1/48 per month from date of grant—June 6, 2008.

(4)
Options assumed in connection with our acquisition of BladeLogic which fully vest in May 2011.

(5)
RSUs with grant date of May 5, 2008 that vest 1/3 per year over three years.

(6)
RSUs with grant date of June 6, 2008 that vest 1/3 per year over three years.

(7)
RSUs with grant date of June 6, 2008 that vest 50% on June 6, 2010 and 50% on June 6, 2011.

(8)
RSUs with grant date of August 18, 2008 that vest 34% on August 18, 2009 and 8.25% each quarter thereafter.

(9)
RSUs with grant date of November 4, 2008 that vest 1/3 per year over three years.

(10)
RSUs with grant date of February 20, 2009 that vest 1/3 per year over three years.

(11)
RSUs with grant date of June 8, 2009 that vest 1/3 per year over three years.

(12)
RSUs with grant date of December 7, 2009 that vest 1/3 per year over three years.

(13)
RSUs with grant date of June 7, 2010 that vest 1/3 per year over three years.

(14)
RSUs with grant date of December 6, 2010 that vest 1/3 per year over three years.

(15)
Performance-based RSUs with a grant date of June 6, 2008 that vest based on us achieving certain non-GAAP EPS targets in fiscal 2011.

(16)
Performance-based RSUs with a grant date of August 18, 2008 that vest 1/3 per year over three years depending upon our relative TSR as compared to certain peer companies.

(17)
Performance-based RSUs with a grant date of December 6, 2010 that vest 50% in the second year and 50% in the third year based on our relative TSR as measured against the NASDAQ-100 Index.

(18)
Calculated using the closing price of our Common Stock on March 31, 2011 of $49.74.

Fiscal 2011 Option Exercises and Stock Vested

        The following table provides information on stock options exercised and stock awards vested during fiscal 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert E. Beauchamp	232,501	4,289,557	293,875	11,669,730
Stephen B. Solcher	72,500	1,172,146	63,218	2,629,817
Denise M. Clolery	37,063	700,273	45,494	1,853,262
John D. McMahon	89,673	1,099,045	73,975	2,923,862
William D. Miller	121,708	1,282,103	65,767	2,727,253

(1)
Represents the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the applicable option.

(2)
Represents the product of the fair market value of our Common Stock on the vesting date and the number of shares vested.

Fiscal 2011 Non-qualified Deferred Compensation

        We have a non-qualified deferred compensation plan for a select group of management or highly compensated employees in which the Named Executive Officers are eligible to participate. Company contributions are permitted under the plan; however, this is not our typical practice and we have not made Company contributions for any of the Named Executive Officers. Participants may elect to defer up to 50% of their base salary and 100% of their applicable bonuses which is irrevocable for each plan year as of the beginning of each plan year. Participant contributions are directed into a "rabbi trust" (a special form of grantor trust) for the purpose of administering and paying the deferred compensation under this plan. Contributions in the rabbi trust are invested by the Trustee in line with direction provided by participants for long-term return in their hypothetical accounts. The existence of the rabbi trust implies no vested ownership interest of the participant in trust assets but is a vehicle through which we may match the liabilities under the plan resulting from hypothetical accounts with an offsetting asset. The investment choices offered participants in their hypothetical accounts mirror those offered in our 401(k) plan, with the exception of our Common Stock and the self-directed brokerage option, each of which is offered only in our 401(k) plan. Participants' account values are adjusted up and down in line with investment returns of the selected investment options for their hypothetical accounts. The aggregate "at market" earnings on these investments by each Named Executive Officer who is a participant in the plan are included in the table below. Participants may change the designation of the investments in their hypothetical accounts in accordance with investments and procedures established by the Employee Benefits Committee. Before any compensation deferral, participants choose when the funds will be distributable. Generally, the aggregate balances of the participants are distributable upon the following events: a specified date or age designated by the participant, the participant's separation from service, subject to a six month waiting period, the participant's unforeseeable emergency or the participant's death or disability. The plan provides for distributions to be made in either a lump sum amount or installments payable over 5, 10 or 15 years. The following table provides certain information with respect to our Non-Qualified Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Robert E. Beauchamp	—		—	280,662	—	2,493,578
Stephen B. Solcher	—		—	17,467	102,727	154,266
Denise M. Clolery	—		—	—	—	—
John D. McMahon	—		—	120	—	687,838
William D. Miller	77,357	(1)	—	21,874	109,769	527,183

(1)
Contributions in fiscal 2011 include $23,522 reported in 2010 in our Fiscal 2010 Summary Compensation Table and $53,835 reported in our Fiscal 2011 Summary Compensation Table above.

(2)
Represents the change in the value of the account from investment returns (including interest and dividends) based on the deemed investment choices as selected by the individual. Earnings are not reported in our Fiscal 2011 Summary Compensation Table because they are not above-market or preferential earnings.

Potential Payments Upon Termination or Change in Control

Termination Events

        Our employment agreements with each of our Named Executive Officers provide that in the case of a termination of employment by us without Cause, as defined in the agreement, or by the Named Executive Officer for Good Reason, as defined in the agreement, the Named Executive Officer would be entitled to a cash severance payment. In consideration of the benefits bestowed under the employment agreement, the agreements restrict competitive activities for two years (18 months in the case of Ms. Clolery and Messrs. McMahon and Miller) after termination, prohibit disclosure of our confidential information and prohibit solicitation of our employees. The following table sets forth the amounts of such severance payments to the Named Executive Officer assuming the event that triggered the payment occurred on March 31, 2011.

Name	Executive Benefits and Payments Upon Termination	Death ($)(2)	Disability ($)(2)	Involuntary For Cause Termination ($)	Involuntary Not For Cause Termination ($)(3)	Voluntary Termination with Good Reason ($)(3)	Voluntary Termination without Good Reason (e.g., Retirement) ($)
Robert E. Beauchamp	Severance Payments	—	—	—	4,750,000	4,750,000	—
	Vesting of Equity(1)	20,458,807	20,458,807	—	—	—	—
Stephen B. Solcher	Severance Payments	—	—	—	1,900,000	1,900,000	—
	Vesting of Equity(1)	5,369,781	5,369,781	—	—	—	—
Denise M. Clolery	Severance Payments	—	—	—	1,600,000	1,600,000	—
	Vesting of Equity(1)	3,943,237	3,943,237	—	—	—	—
John D. McMahon	Severance Payments	—	—	—	1,000,000	1,000,000	—
	Vesting of Equity(1)	7,414,941	7,414,941	—	—	—	—
William D. Miller	Severance Payments	—	—	—	990,000	990,000	—
	Vesting of Equity(1)	6,148,163	6,148,163	—	—	—	—

(1)
Represents the value, calculated as of March 31, 2011 and assuming a Common Stock price of $49.74 per share, of time-based restricted stock and RSUs which would accelerate vesting upon death or permanent disability.

(2)
Named Executive Officers would be entitled to a pro rata payment of earned amounts under the STIP and LTIP in the case of death or disability. Such payments would be provided at the end of the applicable performance period. Amounts payable under the STIP and the LTIP for performance periods that end as of March 31, 2011 are shown above in the Non-Equity Incentive

  Plan Compensation section of the Fiscal 2011 Summary Compensation Table. Additional amounts payable under the LTIP cannot be determined as payment would be based on actual performance, which is unknown until the relevant performance period is completed. Assuming performance at target, Messrs. Beauchamp, Solcher, McMahon and Miller and Ms. Clolery would be entitled to payments under the LTIP of $1,900,000, $595,833, $541,663, $562,500, and $400,000, respectively, for partial performance periods.

(3)
In the case of Messrs. Beauchamp and Solcher and Ms. Clolery, the amount of severance is equal to two years of current base salary plus two times current cash bonus target amount, as of March 31, 2011. In the case of Messrs. McMahon and Miller, the amount of severance is equal to one year of current base salary plus one times current cash bonus target amount, as of March 31, 2011.

Termination Events During 12 months After a Change in Control

        Our employment agreements with each of our Named Executive Officers also provide that in the event of a termination of employment without Cause or for Good Reason within 12 months after a change in control, each Named Executive Officer would be entitled to a cash severance payment, would vest fully in outstanding options and restricted stock and would continue to receive medical insurance benefits at no cost, or a payment equal to the cost of COBRA coverage, for up to eighteen months. In consideration of the benefits bestowed under the employment agreement, the agreements restrict competitive activities for two years (18 months in the case of Ms. Clolery and Messrs. McMahon and Miller) after termination, prohibit disclosure of our confidential information and prohibit solicitation of our employees.

        The following table sets forth potential payments to the Named Executive Officers in the event of a termination without Cause or termination for Good Reason by each of the Named Executive Officers within 12 months of a change in control, in each case assuming the events that triggered the payment occurred on March 31, 2011. The amounts also assume a Common Stock price of $49.74 per share, the closing price on March 31, 2011, for purposes of determining all equity values. The table includes amounts earned through March 31, 2011 and estimates of amounts that would be paid out to the Named Executive Officers upon their separation or termination. Unless otherwise noted, all cash benefits are stated as the total value of the obligation. However, these amounts are estimates only, as the actual obligation can only be determined at the time of the Named Executive Officer's separation from us. In addition, in the event of a change in control, current performance periods under the STIP and LTIP are terminated and pro rata awards would be paid based on actual performance to date. If a change in control had occurred at March 31, 2011, Messrs. Beauchamp, Solcher, McMahon and Miller and Ms. Clolery would have been entitled to payments under the LTIP in the amounts of $1,331,856, $418,628, $398,942, $394,300 and $280,391, respectively, in addition to the LTIP payout amounts listed in the Fiscal 2011 Summary Compensation Table above.

Name	Severance Amount ($)(1)	Acceleration of Time-Based RSUs ($)(2)	Acceleration of Performance- Based RSUs ($)(3)	Acceleration of Stock Options ($)(4)	Benefits ($)(5)	Total ($)
Robert E. Beauchamp	4,750,000	20,458,807	8,399,146	1,377,504	28,334	35,013,791
Stephen B. Solcher	1,900,000	5,369,781	1,605,806	397,045	68,552	9,341,184
Denise M. Clolery	1,600,000	3,943,237	1,189,930	258,566	59,111	7,050,844
John D. McMahon	1,000,000	7,414,941	806,982	483,193	20,016	9,725,132
William D. Miller	990,000	6,148,163	1,582,229	378,520	28,334	9,127,246

(1)
In the case of Messrs. Beauchamp and Solcher and Ms. Clolery, the Severance Amount is equal to two years of current base salary plus two times current cash bonus target amount, as of March 31, 2011. In the case of Messrs. McMahon and Miller, the Severance Amount is equal to one year of current base salary plus one times current cash bonus target amount, as of March 31, 2011.

(2)
The Acceleration of Time-Based RSUs column represents the value of unvested RSUs that would have accelerated upon a post-change in control termination on March 31, 2011. Additional information regarding these awards is presented in the "Outstanding Equity Awards at Fiscal 2011 Year-End" table.

(3)
The Acceleration of Performance-Based RSUs column represents the value of unvested RSUs that would have accelerated upon a post-change in control termination on March 31, 2011. Additional information regarding these awards is presented in the "Outstanding Equity Awards at Fiscal 2011 Year-End" table.

(4)
The Acceleration of Stock Options is equal to the intrinsic value (calculated using the difference between $49.74 and the exercise price of such stock options) of unvested stock options as of March 31, 2011 which would have accelerated upon a post-change in control termination. Additional information regarding these awards is presented in the "Outstanding Equity Awards at Fiscal 2011 Year-End" table.

(5)
Benefits represent the cost of COBRA coverage for a period of 18 months. In addition, Mr. Solcher and Ms. Clolery are provided 18 months of life insurance coverage.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee were officers or employees or former officers or employees of ours or any of our subsidiaries during fiscal 2011, or had any relationship otherwise requiring disclosure.

EQUITY COMPENSATION PLANS

        The table below provides information with respect to shares of Common Stock that may be issued under our equity compensation plans as of March 31, 2011.

        We have assumed various incentive plans (the "Assumed Plans") in connection with our acquisitions by merger of BGS Systems, Inc. in 1998, Boole & Babbage, Inc. in 1999, Evity, Inc. in 2000, Marimba, Inc. in 2004 and BladeLogic, Inc. in 2008. With the exception of the BladeLogic, Inc. 2007 Stock Option and Incentive Plan (the "BladeLogic 2007 Plan"), no future awards will be issued under the Assumed Plans, and such other Assumed Plans are not included in the table below. We intend to issue new awards from the BladeLogic 2007 Plan in the future, and accordingly the table below includes information regarding such plan.

Plan Category	Number of Shares of Common Stock to be Issued upon Exercise of Outstanding Options and RSUs	Weighted-Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares of Common Stock Reflected in Column (a))
	(a)(3)	(b)(4)	(c)
Equity compensation plans approved by security holders(1)	11,470,547	$30.80	10,755,455	(5)
Equity compensation plans not approved by security holders(2)	1,824,905	$27.33	201,751
Total	13,295,452	$30.00	10,957,206

(1)
Includes our 1994 Employee Incentive Plan, 2002 Nonemployee Director Stock Option Plan, 2002 Employee Incentive Plan and 2007 Incentive Plan. No further awards may be granted under our 2002

  Nonemployee Director Stock Option Plan. Upon stockholder approval of Proposal Two, no additional awards will be granted under our 1994 Employee Incentive Plan or 2002 Employee Incentive Plan.

(2)
Our 2000 Employee Stock Incentive Plan and our assumption of the BladeLogic 2007 Plan have not been approved by our stockholders. The material provisions of these plans are described below. The 2000 Employee Stock Incentive Plan expired for new awards in fiscal 2011; therefore no additional awards will be granted under such plan.

(3)
Does not include options to purchase an aggregate of 109,236 shares of Common Stock at a weighted-average exercise price of $5.55 outstanding as of March 31, 2011 under the Assumed Plans other than the BladeLogic 2007 Plan. Includes 6,026,539 shares and 178,411 shares issuable in respect of outstanding RSUs under stockholder approved plans and plans not approved by stockholders, respectively, but does not include outstanding shares of restricted stock.

(4)
Weighted average price of outstanding options only, excluding the impact of RSUs.

(5)
Includes 1,340,507 shares of Common Stock available for issuance pursuant to our 2006 Employee Stock Purchase Plan.

Material Features of Plans Not Approved by Stockholders

2000 Employee Stock Incentive Plan

        Our 2000 Employee Stock Incentive Plan was adopted by the Board to enable us to recruit, retain and motivate our non-executive employees with equity-based incentives, primarily employee stock options. This plan expired for new awards in 2010 and no additional awards will be granted under this plan. Our employees and consultants were eligible to receive grants under this plan, and the plan is administered by our Compensation Committee. We have not granted any awards to our executive officers under this plan. As of March 31, 2011, options to purchase 1,563,613 shares of Common Stock were outstanding under the plan and no shares of Common Stock remained available for awards under the plan. To date, no shares of restricted stock have been granted under the plan, and we are prohibited from doing so. The exercise price per share of Common Stock for options granted under the plan is determined by the Compensation Committee; provided, that the exercise price is not less than the fair market value of shares of Common Stock at the date the option is granted. The term of each stock option is specified by the Compensation Committee. In general, in the event of a change in control, the Compensation Committee will take one or more of the following four actions (which actions may vary among holders): accelerate the vesting of all outstanding and unexercised options; require the surrender of outstanding options and pay the holders of such options the difference between the change in control value and the exercise price of such options; make such adjustments to outstanding options as the Compensation Committee deems appropriate to reflect the change in control event; or provide that outstanding options shall be converted into options to receive shares of stock or securities or property to which the holder would have been entitled, pursuant to the terms of the change in control event (merger, sale of assets or otherwise), if immediately prior to such change in control event the holder had been a stockholder.

BladeLogic, Inc. 2007 Stock Option and Incentive Plan

        In connection with our acquisition of BladeLogic, our Board approved our assumption of the BladeLogic 2007 Plan. We intend to make future awards of various equity-based incentives under such plan to those officers, employees, directors and key persons previously employed by and associated with BladeLogic. Accordingly, we have assumed the outstanding awards under the BladeLogic 2007 Plan as of the acquisition and have the authority to make additional grants thereunder, except that the rules of the NASDAQ provide that we may not grant awards under the BladeLogic 2007 Plan to any person who was employed by BMC (rather than BladeLogic) at the time of the acquisition. As of March 31, 2011, a total of 261,292 shares of our Common Stock are reserved for future issuance pursuant to outstanding awards under the BladeLogic 2007 Plan, of which 82,881 are reserved for issuance upon exercise of outstanding options and 178,411 are reserved for issuance upon vesting of outstanding RSUs, with 201,751 shares available for future awards. Further, in general, shares subject to awards that are forfeited, cancelled or settled without the issuance of shares, or that are held back upon exercise to satisfy the exercise price of an option or tax withholding obligation upon settlement of an award under this plan also will be available for future awards. This plan is administered by our Compensation Committee. The exercise price of options and stock appreciation rights awarded under this plan is determined by the administrator; provided, that the exercise price is not less than the fair market value of Common Stock on the date of grant of the option or stock appreciation right. The term of each option may not exceed ten years from the date of grant. Restricted stock, RSUs and unrestricted stock awards may also be granted under this plan, subject to the administrator's discretion regarding vesting conditions and restrictions, as well as performance shares, cash-based awards and dividend equivalent rights. In the event of a merger, sale of assets or dissolution, or a similar "sale event" in which all awards are not assumed or substituted by the successor entity, all options and stock appreciation rights that are unexercisable immediately prior to such event and all other unvested awards will terminate upon the effective time of such sale event following an exercise period for outstanding options and stock appreciation rights, unless such awards are assumed or continued by the successor entity. Other than in the event of a necessary adjustment in connection with a change in our Common Stock or a merger or similar transaction, the administrator may not "reprice" or otherwise reduce the exercise price of outstanding stock options.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

        The Audit Committee of the Board is composed of independent directors as defined by the listing standards of NASDAQ and the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is an "audit committee financial expert" as defined by the rules of the SEC. The Audit Committee operates under a written charter adopted and approved by the Board, a copy of which is available on our website at http://investors.bmc.com.

        The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee (i) the quality and integrity of our financial statements and the processes that produce them, (ii) our compliance with legal and regulatory requirements, (iii) the quality and integrity of our risk management process, and (iv) the qualifications and independence of the independent registered public accountants. The Audit Committee also oversees the performance of BMC Software's internal audit function. The Audit Committee has sole responsibility for the retention and termination of the independent registered public accountants. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors.

        The Audit Committee has met and reviewed and discussed our audited financial statements as of and for the year ended March 31, 2011, with our management, which has the primary responsibility for our financial statements, as well as with our independent registered public accountants, Ernst & Young LLP, who are responsible for performing an independent audit of BMC Software's consolidated financial statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon.

        The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communicating with Audit Committees, as amended, as adopted by the PCAOB. The Audit Committee has received and reviewed the written disclosures from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP their independence. The Audit Committee also considered whether Ernst & Young LLP's non-audit services to us were compatible with their independence and concluded their independence was not compromised by the provision of such services.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the year ended March 31, 2011, filed with the SEC.

Submitted by:

AUDIT COMMITTEE
Louis J. Lavigne, Jr., Chairman
Jon E. Barfield
Gary L. Bloom
Mark J. Hawkins
Kathleen A. O'Neil

 STOCKHOLDER PROPOSALS

        Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2012 Annual Meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than February 18, 2012. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by our Secretary by May 3, 2012.

        In addition to the requirements of the SEC described in the preceding paragraph, and as more specifically provided for in our bylaws, in order for a nomination of persons for election to our Board or a proposal of business to be properly brought before our Annual Meeting of stockholders, it must be either specified in the notice of the meeting given by us or otherwise brought before the meeting by or at the direction of our Board or by a stockholder of ours entitled to vote at the meeting and who complies with the following notice procedures.

        For nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to our Secretary and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder's notice must be delivered to our Secretary at our principal executive offices not less than 45 days or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's Annual Meeting. For a stockholder nomination for election to our Board or a proposal of business to be considered at the 2012 Annual Meeting of stockholders, it should be properly submitted to our Secretary no earlier than April 3, 2012 and no later than May 3, 2012. However, if the date of the 2012 Annual Meeting of stockholders is advanced by more than 30 days prior to or delayed by more than 30 days after the anniversary of this year's Annual Meeting, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such Annual Meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.

        For each individual that a stockholder proposes to nominate as a director, such notice must set forth all of the information required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case under applicable law. For any other business that a stockholder desires to bring before an Annual Meeting, the stockholder must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides notice for either event described above, such notice must include the following information:

  •
  the name and address of the stockholder as it appears on our books;

  •
  the name and address of the beneficial owner, if any, as it appears on our books; and

  •
  the class or series and the number of shares of our stock that are owned beneficially and of record by the stockholder and the beneficial owner.

        If we increase the number of directors to be elected at an Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 55 days prior to the anniversary of the date the previous year's proxy statement was first mailed to stockholders, a stockholder's notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Secretary at the address indicated on page 1 of this proxy statement not later than the close of business on the 10th day following the day on which the public announcement is first made.

 ANNUAL REPORT ON FORM 10-K

        We have furnished a copy of our Annual Report, as filed with the SEC, including the financial statements thereto to each person whose proxy is being solicited. Our Annual Report may be viewed on the Internet at http://materials.proxyvote.com/055921 or at www.sec.gov. We will furnish, upon written request, any exhibit described in the list accompanying the Annual Report. Requests for copies of such report and/or exhibit(s) should be directed to Corporate Secretary, BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042.

OTHER INFORMATION

        Transfer Agent.    Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates to: Computershare Investor Services, N.A., P.O. Box 43078, Providence, RI 02940-3078. Our transfer agent may also be reached via the Internet at http://www.computershare.com/investor or by telephone at (877) 282-1168.

        The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of officers, directors and regular employees of ours may, if necessary to ensure the presence of a quorum and at no additional expense to us, solicit proxies in person or by telephone. We have hired D.F. King to assist in the solicitation of proxies at an estimated cost of $30,000 plus reimbursement of reasonable out-of-pocket expenses. We also will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

        The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

By Order of the Board of Directors

Houston, Texas
June 17, 2011

APPENDIX A

BMC SOFTWARE, INC.
2007 INCENTIVE PLAN
(as amended through April 27, 2011)

BMC SOFTWARE, INC. 2007 INCENTIVE PLAN

A-i

A-ii

BMC SOFTWARE, INC.
2007 INCENTIVE PLAN

SECTION 1
DEFINITIONS

        1.1    Definitions.    Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

          (a)   "Affiliate" means:

            (1)   Any Subsidiary or Parent,

            (2)   An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Company, or

            (3)   Any entity in which the Company has such a significant interest that the Company determines it should be deemed an "Affiliate", as determined in the sole discretion of the Company.

          (b)   "Award" means, individually and collectively, an Incentive Stock Option, Non-Qualified Stock Option, Dividend Equivalent Right, Performance Award, Restricted Stock Unit, Stock Appreciation Right, Stock Award, and Phantom Stock.

          (c)   "Award Agreement" means an agreement between the Company and a Participant or other documentation evidencing any Award granted under the Plan.

          (d)   "Award Program" means a written program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions and restrictions set forth in such written program.

          (e)   "Board of Directors" means the board of directors of the Company.

          (f)    "Change in Control" means the occurrence of one or more of the following events:

            (1)   the acquisition, directly or indirectly, by any person or related group of persons (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing at least fifty percent (50%) of the total combined voting power of the Employer's outstanding securities;

            (2)   a change in the composition of the Board of Directors such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (i) are Board members as of the Effective Date (the "Incumbent Directors") or (ii) after the Effective Date, are elected or nominated for election as Board members by at least a majority of the Incumbent Directors who are still in office at the time such election or nomination is approved by the Board (such individuals will also be considered "Incumbent Directors" upon election to the Board), but excluding for purposes of clauses (i) and (ii) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

            (3)   the consummation of a merger, consolidation, or similar corporate transaction in which the Employer's shareholders immediately prior to the transaction do not own more than sixty percent (60%) of the voting stock of the surviving corporation in the transaction;

            (4)   the Employer's liquidation, dissolution, or sale of substantially all of its assets; or

            (5)   if Employee's primary employment duties are with a subsidiary, division, or business unit of the Employer, the sale, merger, contribution, transfer or any other transaction in conjunction with which the Employer's ownership interest in the subsidiary, division, or business unit decreases below a majority interest.

            Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (1), (2), (3), (4) or (5) with respect to such Award must also constitute a "change in control event," as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

          (g)   "Code" means the Internal Revenue Code of 1986, as amended.

          (h)   "Committee" means the one or more committees appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are both Outside Directors. Notwithstanding the foregoing, with respect to Awards granted by an officer or officers of the Company and/or the Chairperson of the Compensation Committee pursuant to Section 2.3(b), the "Committee" as used in the Plan shall mean such officer or officers and/or such Chairperson, unless the context would clearly indicate otherwise.

          (i)    "Company" means BMC Software, Inc., a Delaware corporation.

          (j)    "Disability" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

          (k)   "Dividend Equivalent Rights" means certain rights to receive cash payments as described in Section 3.5.

          (l)    "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (m)  "Fair Market Value" refers to the determination of the value of a share of Stock as of a date, determined as follows:

            (1)   if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the average of the high and low selling prices per share of Stock as quoted on such system or exchange on the date in question or if there is no selling price for the Stock on the date in question, then the Fair Market Value shall be the average of the high and low selling prices on the last preceding date for which such quotation exists;

            (2)   if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the price for the Stock on such date, or on the trading day immediately preceding such date, as reported by such exchange or system; or

            (3)   if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, as applicable, the Committee may use the closing sales price per share of Stock as quoted on such system or exchange on the date in question or if there is no closing selling price for the Stock on the date in question, then the closing selling price on the last preceding date for which such quotation exists and/or the Committee may use the average of the high and low prices or value for a period certain ending on the indicated date or the tender offer price for shares of Stock; provided further, that for purposes of granting Non-Qualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

        (n)   "Incentive Stock Option" means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

        (o)   "Non-Qualified Stock Option" means a stock option that is not an Incentive Stock Option

        (p)   "Option" means a Non-Qualified Stock Option or an Incentive Stock Option.

        (q)   "Outside Director" means an outside director as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and "non-employee directors" as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfies the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.

        (r)   "Over 10% Owner" means an individual who at the time an Incentive Stock Option to such individual is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

        (s)   "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A Parent shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations and rulings thereunder.

        (t)    "Participant" means an individual who receives an Award hereunder.

        (u)   "Performance Goals" means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter's or years' results or to a designated comparison group, in each case as specified by the Committee in the Award:

          (1)   earnings per share;

          (2)   operating cash flow;

    (3)
    cash available;

          (4)   net income;

          (5)   revenue, including but not limited to maintenance revenue, deferred revenue, or ratable license revenue;

          (6)   total shareholder return;

    (7)
    return on invested capital;

    (8)
    return on shareholder equity;

    (9)
    return on assets;

          (10) return on common book equity;

          (11) market share;

          (12) economic value added;

          (13) stock price;

          (14) operating income;

          (15) operating margin;

          (16) EBIT, or EBITDA;

          (17) sales, including but not limited to the linearity of sales or the percentage of sales before a specified time period in a quarter or fiscal year;

          (18) cost reduction goals;

          (19) expenses or operating expenses;

          (20) productivity of employees as measured by revenues, costs or earnings per employee; or

          (21) any combination of the foregoing.

The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under U.S. generally accepted accounting principles, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable.

         (v)  "Performance Period" means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

        (w)  "Performance Award" refers to a performance award as described in Section 3.6.

        (x)   "Phantom Stock" refers to the rights described in Plan Section 3.8.

        (y)   "Plan" means the BMC Software, Inc. 2007 Incentive Plan, as amended.

        (z)   "Restricted Stock Units" refers to the rights described in Section 3.7.

        (aa) "Stock" means the Company's common stock.

        (bb) "Stock Appreciation Rights" refers to the rights described in Section 3.3.

        (cc) "Stock Award" means a stock award described in Section 3.4.

        (dd) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain. A "Subsidiary" shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

        (ee) "Termination of Employment" means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement. The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment. With respect to directors, "Termination of Employment" shall mean the termination of services by such director for the Company and its Affiliates.

SECTION 2
THE INCENTIVE PLAN

        2.1    Purpose of the Plan.    The Plan is intended to (a) provide incentives to certain officers, employees, and directors of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, and directors by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, and directors.

        2.2    Stock Subject to the Plan.    Subject to adjustment in accordance with Section 5.2, the sum of (a) Fourteen Million (14,000,000) plus (b) the number of shares (a maximum of 5,435,000) of Stock reserved under the Company's 1994 Employee Incentive Plan (the "Prior Plan") that are not subject to outstanding awards under the Prior Plan on April 19, 2011 (the "Effective Date"), plus (c) the number of shares of Stock that would again become issuable under the Prior Plan upon the forfeiture, cancellation, expiration or termination of an award issued under the Prior Plan pursuant to Section V(a) of the Prior Plan (not to exceed Five Hundred Thousand (500,000) shares of Stock) are hereby reserved exclusively for issuance upon exercise or payment pursuant to Awards, all or any of which may be pursuant to any one or more Award, including without limitation, Incentive Stock Options. Any shares of Stock made subject to Awards of Options or Stock Appreciation Rights shall be counted against this number as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock granted as an Award other than Options or Stock Appreciation Rights shall be counted against this number as two and one-quarter (2.25) shares of Stock for every one (1) share of Stock issued. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full will again be available for purposes of the Plan. Shares of Stock that are withheld to pay the exercise or purchase price of an Award or to satisfy any tax withholding obligations in connection with an Award, shares of Stock that are not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right and shares of Stock that are repurchased on the open market with the proceeds of an Option exercise price will not be available again for grant and issuance under the Plan.

        2.3    Administration of the Plan.

          (a)    The Plan is administered by the Committee.    The Committee has full authority in its discretion to determine the officers, employees, and directors of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions are final and binding on all Participants. Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

          (b)   Notwithstanding any other provision of this Plan, the Compensation Committee of the Board of Directors may by resolution authorize one or more officers of the Company and/or the Chairman of the Compensation Committee of the Board of Directors to do one or both of the following: (1) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Securities Exchange Act of 1934, as amended) to receive Awards under the Plan, and (2) determine the number of shares of Stock subject to such Awards; provided however, that the resolution shall specify the total number of shares of Stock that may be awarded subject to such Awards.

        2.4    Eligibility and Limits.    Awards may be granted only to officers, employees, and directors of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary. In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Non-Qualified Stock Option(s). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (a) Options, (b) Stock Appreciation Rights, and (c) other Awards (other than Performance Awards) to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code may be granted during any calendar year to any employee may not exceed One Million (1,000,000). To the extent required under Section 162(m) of the Code and the regulations thereunder, for compensation to be treated as qualified performance-based compensation, the maximum aggregate dollar amount that may be paid in any calendar year to an employee with respect to Performance Awards may not exceed Ten Million Dollars ($10,000,000). If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.

        2.5    Outside Director Awards.    Each Outside Director may be granted Awards (each an "Outside Director Award") each fiscal year for up to Seventy-Five Thousand (75,000) shares of Stock, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 5.2. The number of shares of Stock subject to each Outside Director Award or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 3.

SECTION 3
TERMS OF AWARDS

        3.1    Terms and Conditions of All Awards.

          (a)   The number of shares of Stock as to which an Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

          (b)   Each Award will be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, attributable to any Award which is intended to be "performance-based" compensation under Code Section 162(m) shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals with the intent that the Award constitute performance-based compensation under Code Section 162(m), the Committee shall comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting and settling such Award. The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

          (c)   The date as of which an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares, if any, covered by the Award, and has taken all such other actions necessary to complete the grant of the Award or such later date as may be specified in the approval of such Award.

          (d)   Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award. Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

          (e)   Awards are not transferable or assignable except by will or by the laws of descent and distribution and are exercisable, during the Participant's lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant's estate or if no legal representative has been appointed, by the successor in interest determined under the Participant's will; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options.

          (f)    After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would be inconsistent with other provisions of the Plan or would adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan).

        3.2    Terms and Conditions of Options.    Each Option granted under the Plan must be evidenced by an Award Agreement. At the time any Option is granted, the Committee will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Non-Qualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent. At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option.

          (a)    Option Price.    Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of Stock purchasable under any Option must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than 110% of the Fair Market Value on the date the Option is granted. Except as provided in Section 5.2, without approval of the Company's stockholders the exercise price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of, or in exchange for, the grant of a new Option having an exercise price below that of the Option that was surrendered, Stock or cash.

          (b)    Option Term.    Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of seven (7) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Non-Qualified Stock Option shall be as specified in the applicable Award Agreement but shall be no greater than seven (7) years after the date the Option is granted. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Employment of the Participant, and may amend, subject to Section 5.10, any other term or condition of such Option relating to such a Termination of Employment.

          (c)    Payment.    Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash or, if the Award Agreement provides:

            (1)   by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

            (2)   in a cashless exercise through a broker; or

            (3)   by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

    Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant. The holder of an Option, as such, has none of the rights of a stockholder.

          (d)    Conditions to the Exercise of an Option.    Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

          (e)    Termination of Incentive Stock Options.    With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Non-Qualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

          (f)    Special Provisions for Certain Substitute Options.    Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

          (g)    No Reload Grants.    Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

          (h)    No Repricing.    Except as provided in Section 5.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option to reduce its exercise price per share, or (ii) cancel any Option in exchange for cash or another Award when the Option exercise price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 5.2, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Option to increase the exercise price per share or to cancel and replace an Option with the grant of an Award having an exercise price per share that is greater than or equal to the price per share of the original Option.

        3.3    Terms and Conditions of Stock Appreciation Rights.    Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement. A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which may not be less than the Fair Market Value of the Stock on the date of grant. A Stock Appreciation Right granted in connection with another Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.

          (a)    Settlement.    Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

          (b)    Term.    The term of any Stock Appreciation Right shall be as specified in the applicable Award Agreement but shall be no greater than seven (7) years after the date the Stock Appreciation Right is granted. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Committee may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Employment of the

  Participant, and may amend, subject to Section 5.10, any other term or condition of such Stock Appreciation Right relating to such a Termination of Employment.

          (c)    Conditions to Exercise.    Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

          (d)    No Repricing.    Except as provided in Section 5.2, the Committee shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Stock Appreciation Right to reduce its price per share, or (ii) cancel any Stock Appreciation Right in exchange for cash or another Award when the Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 5.2, the Committee shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Stock Appreciation Right to increase the price per share or to cancel and replace a Stock Appreciation Right with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Stock Appreciation Right.

        3.4    Terms and Conditions of Stock Awards.    The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, will be as the Committee determines, and the certificate for such shares will bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee has the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

        3.5    Terms and Conditions of Dividend Equivalent Rights.    A Dividend Equivalent Right entitles the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

          (a)    Payment.    Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

          (b)    Conditions to Payment.    Each Dividend Equivalent Right granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee specifies in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

        3.6    Terms and Conditions of Performance Awards.    A Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit) granted by the Committee, or (ii) a percentage or multiple of a specified amount determined by the Committee. At the time of the grant, the Committee must determine the base value of each unit; the number of units subject to a Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals applicable to the determination of the ultimate payment value of the Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

          (a)    Payment.    Payment in respect of Performance Awards may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program or, in the absence of such provision, as the Committee may determine.

          (b)    Conditions to Payment.    Each Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Performance Award, the Committee, at any time before complete termination of such Performance Award, may accelerate the time or times at which such Performance Award may be paid in whole or in part.

        3.7    Terms and Conditions of Restricted Stock Units.    Restricted Stock Units shall entitle the Participant to receive, at a specified future date or event, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee will determine the factors which will govern the portion of the Restricted Stock Units so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Restricted Stock Unit awards containing performance criteria may be designated as performance share awards.

          (a)    Payment.    Payment in respect of Restricted Stock Units may be made by the Company in cash or shares of Stock (valued at Fair Market Value as of the date payment is owed) as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

          (b)    Conditions to Payment.    Each Restricted Stock Unit granted under the Plan is payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee may specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Restricted Stock Unit, the Committee, at any time before complete termination of such Restricted Stock Unit, may accelerate the time or times at which such Restricted Stock Unit may be paid in whole or in part.

        3.8    Terms and Conditions of Phantom Stock.    Phantom Stock shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any Performance Goals that must be satisfied as a condition to payment.

          (a)    Payment.    Payment in respect of Phantom Stock may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Award Agreement, or, in the absence of such provision, as the Committee may determine.

          (b)    Conditions to Payment.    Each grant of Phantom Stock under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Phantom Stock, the Committee, at any time before complete termination of such Phantom Stock, may accelerate the time or times at which such Phantom Stock may be paid in whole or in part.

        3.9    Treatment of Awards Upon Termination of Employment.    Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has experienced a Termination of Employment or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise determine to the extent not prohibited by the Plan. The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's Termination of Employment or other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

SECTION 4
RESTRICTIONS ON STOCK

        4.1    Escrow of Shares.    Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant's name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the "Custodian"). Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian must appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program. During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

        4.2    Restrictions on Transfer.    The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

SECTION 5
GENERAL PROVISIONS

        5.1    Withholding.    The Company must deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Award. A Participant may pay the withholding obligation in cash, or, if and to the extent the applicable Award Agreement or Award Program so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of

Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding obligation arising from exercise or payment of an Award (a "Withholding Election").

        5.2    Changes in Capitalization; Merger; Liquidation.

          (a)   The number of shares of Stock reserved for the grant of Awards under the Plan; the number of shares of Stock reserved for issuance pursuant to Awards granted under the Plan; the Exercise Price of each outstanding Option; the strike price of each outstanding Stock Appreciation Right; the specified number of shares of Stock to which each Award pertains; and the maximum number of shares as to which Awards may be granted, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spin-off, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an "Equity Restructuring"). Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.

          (b)   In the event of a merger, consolidation, reorganization, extraordinary dividend, spin-off, sale of substantially all of the Company's assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, or the adjustment of outstanding Awards, the acceleration of Awards, the removal of restrictions on outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

          (c)   The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

          (d)   No action shall be taken under this Section 5.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

        5.3    Awards to Non-U.S. Employees.    The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

        5.4    Forfeiture and Claw-Back Provisions.    Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in an Award Agreement or otherwise, or to require an Award recipient to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received upon any receipt or exercise of any Award or upon the receipt or resale of any shares of Stock underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

        5.5    Compliance with Code.

          (a)   Code Section 422. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

          (b)   Code Section 409A. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A. If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee specifically provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. To the extent any provision in the Plan, Award Agreement, or Award Program gives the Committee discretion to modify the terms and conditions of an Award, and the mere possession (as opposed to the exercise) of such discretion would result in adverse tax consequences to any Participant, then unless the Committee specifically provides otherwise, the Committee shall not have such power.

        5.6    Right to Terminate Employment or Service.    Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, or director of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant's employment or services at any time.

        5.7    Non-Alienation of Benefits.    Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

        5.8    Restrictions on Delivery and Sale of Shares; Legends.    Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

        5.9    Listing and Legal Compliance.    The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

        5.10    Termination and Amendment of the Plan.    The Board of Directors at any time may amend or terminate the Plan without shareholder approval; provided, however, that the Board of Directors shall obtain shareholder approval for any amendment to the Plan that increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require shareholder approval under the rules of the applicable exchange. No such termination or amendment without the consent of the holder of an Award may adversely affect the rights of the Participant under such Award. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of the date the Plan was approved by the Board on April 27, 2011.

        5.11    Stockholder Approval.    The Plan must be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Award granted hereunder will be void.

        5.12    Choice of Law.    The laws of the State of Delaware shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

        5.13    Effective Date of Plan.    The Plan shall become effective as of the date the Plan was approved by the Board of Directors.

* * * * *

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date BMC SOFTWARE, INC. M36745-P12788 For Against Abstain BMC SOFTWARE, INC. ATTN: MARY HAYES 2101 CITYWEST BLVD. HOUSTON, TX 77042-2827 Please indicate if you plan to attend this meeting. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Yes No 0 0 0 0 0 0 2. Approval of the Amended and Restated BMC Software, Inc. 2007 Incentive Plan. 3. Ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2012. 1a. Robert E. Beauchamp 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following proposals: 1b. Jon E. Barfield 1c. Gary L. Bloom 1e. Mark J. Hawkins 1f. Stephan A. James 1g. P. Thomas Jenkins 1h. Louis J. Lavigne, Jr. 1i. Kathleen A. O'Neil 1j. Tom C. Tinsley Joint owners must each sign. Please sign your name exactly as it appears on the stock certificate. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If held by a corporation, please sign in the full corporate name by the president or other authorized officer. 0 0 0 0 0 0 0 0 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by BMC Software, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 1d. Meldon K. Gafner 0 0 0 0 0 0 4. An advisory vote on executive compensation. 0 0 0 0 1 Year 2 Years 3 Years Abstain 5. An advisory vote on the frequency of future advisory votes on executive compensation. The Board of Directors recommends you vote 1 Year on the following proposal: NOTE: By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Address Changes/Comments: ______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.) BMC SOFTWARE, INC. Annual Meeting of Stockholders July 21, 2011 9:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Robert E. Beauchamp and Christopher C. Chaffin and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2011 Annual Meeting of Stockholders of BMC Software, Inc. to be held in the Pheasant Ridge room at The Hilton DFW Lakes, 1800 Highway 26 East, Grapevine, Texas on July 21, 2011, at 9:00 a.m., local time, and all adjournments and postponements thereof. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders. If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such Plans, a "Voting Plan"), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned's name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side. This proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the nominees listed, (2) FOR approval of the Amended and Restated BMC Software, Inc. 2007 Incentive Plan, (3) FOR ratification of the appointment of Ernst and Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2012, (4) FOR approval of the advisory vote on executive compensation, and (5) FOR holding future advisory votes on executive compensation every "ONE YEAR" and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournments or postponements thereof. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Continued and to be signed on reverse side M36746-P12788